Exhibit 99.1

                                                                CONFORMED COPY




           (pound)600,000,000 REVOLVING CREDIT AND TERM LOAN AGREEMENT dated 12 January 1996




                 SOUTHERN INVESTMENTS UK PUBLIC LIMITED COMPANY

                                     - and -


                          SOUTH WESTERN ELECTRICITY plc

                                  as Borrowers


                           J.P. MORGAN SECURITIES LTD.

                                   as Arranger


                             THE BANKS NAMED HEREIN


                                     - and -


                    MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                                    as Agent











                               LINKLATERS & PAINES
                                Barrington House
                              59-67 Gresham Street
                                 London EC2V 7JA

                               Tel: 0171-606 7080
                                 (Ref: KJT/NJP)

                                 C O N T E N T S

Clause    Heading                                                         Page

          SECTION I - INTRODUCTION

1         Interpretation                                                     1
2         The Facilities                                                     9
3         Conditions Precedent                                              10

          SECTION II - REVOLVING FACILITY

4         Drawdown under Revolving Facility                                 11
5         Repayment of Revolving Advances                                   12
6         Interest on Revolving Advances                                    12

          SECTION III - TERM FACILITY

7         Drawdown under Term Facility                                      14
8         Repayment of Term Advances                                        14
9         Interest on Term Advances                                         15

          SECTION IV - PREPAYMENT AND CANCELLATION

10        Prepayment                                                        16
11        Cancellation                                                      16

          SECTION V - FEES

12        Fees                                                              18

          SECTION VI - GENERAL PROVISIONS

13        Taxes                                                             19
14        Illegality                                                        20
15        Increased Costs                                                   21
16        Change in Market Conditions                                       22
17        Mitigation and Substitution of Banks                              23
18        Payments                                                          24

          SECTION VII - WARRANTIES, UNDERTAKINGS, DEFAULT, ETC

19        Representations and Warranties                                    27
20        Information                                                       28
21        Undertakings                                                      29
22        Events of Default                                                 33
23        Default Interest                                                  35
24        Indemnities                                                       36

                                       (i)

Clause    Heading                                                         Page

          SECTION VIII - AGENT AND BANKS

25        The Agent                                                         38
26        Set-Off/Pro Rata Sharing                                          41

          SECTION IX - MISCELLANEOUS

27        Expenses and Stamp Duty                                           42
28        Calculations and Evidence                                         43
29        Novation                                                          43
30        Remedies, Waivers, Amendments and Consents                        45
31        Communications                                                    45
32        Partial Invalidity                                                46
33        Nature of Rights and Obligations                                  46
34        Confidentiality                                                   46
35        Counterparts                                                      47
36        Governing Law                                                     47


Clause    Heading                                                         Page

1         Conditions Precedent                                              48
2         Opinion of English legal advisers to the Agent                    49
3         Novation Notice                                                   53
4         Notice requesting Advance                                         56
5         Associated Costs                                                  57


                                      (ii)

THIS AGREEMENT is made on                   1996  BETWEEN

(1)      SOUTHERN INVESTMENTS UK PUBLIC LIMITED COMPANY  ("Southern UK")

(2)      SOUTH WESTERN ELECTRICITY plc ("SWEB")

(3)      J.P.MORGAN SECURITIES LTD. as arranger (the "Arranger")

(4) THE BANKS AND FINANCIAL INSTITUTIONS shown on the signature pages of this Agreement as having Revolving Commitments (the "Revolving Banks")

(5) THE BANKS AND FINANCIAL INSTITUTIONS shown on the signature pages of this Agreement as having Term Commitments (the "Term Banks") and

(6) MORGAN GUARANTY TRUST COMPANY OF NEW YORK as agent for the Banks (the "Agent").

Background

The Banks are willing to make available to SWEB a Sterling revolving credit facility of up to (pound)275,000,000 and to make available to Southern UK a Sterling term loan facility of up to (pound)325,000,000.

IT IS AGREED as follows:-

                            SECTION I - INTRODUCTION

1.       INTERPRETATION

(A) Definitions: In this Agreement, except to the extent that the context requires otherwise:-

         "Act" means the Electricity Act 1989 and, unless the context otherwise requires, all subordinate legislation made pursuant thereto;

         "Advance" means, depending on the context, a Revolving Advance or a Term Advance made or to be made by the Banks under this Agreement or, as the case may be, the outstanding principal amount of any such advance;

         "Applicable Accounting Principles" means those accounting principles, standards and practices generally accepted in the United Kingdom and the accounting and reporting requirements of the Companies Act 1985, in each case as in effect on 31st March, 1995;

         "Associated Costs" means, in relation to any Term or Interest Period (or part of a Term or Interest Period) relating to an Advance or overdue sum, the percentage rate per annum determined in accordance with Schedule 5;

         "Available Commitment" means, in relation to a Bank, its Available Revolving Commitment and/or, as the case may be, its Available Term Commitment;

         "Available Revolving Commitment" means, in relation to a Revolving Bank, its Revolving Commitment less its Outstandings if any under the Revolving Facility;

         "Available Revolving Facility" means the total amount of the Available Revolving Commitments;

         "Available Term Commitment" means, in relation to a Term Bank, its Term Commitment less its Outstandings if any under the Term Facility;

         "Available Term Facility" means the total amount of the Available Term Commitments;

         "Bank" means a Revolving Bank and/or a Term Bank, as the context may require and any New Bank to which any of them has novated all or part of its rights and/or obligations in accordance with Clause 29(C);

         "Bonds" means any bonds forming part of Southern UK's Secured Floating Rate Bonds due 2000;

         "Borrower" means, in relation to the Revolving Facility, SWEB and, in relation to the Term Facility, Southern UK;

         "Business Day" means a day on which

                  (1)Sterling deposits may be dealt in on the London inter-bank market and

                  (2)commercial banks are open in London;

         "Commitment" means, in relation to a Bank and subject as provided in this Agreement, its Revolving Commitment and/or, as the case may be, its Term Commitment;

         "Commitment Termination Date", in relation to the Term Facility, means 12 March, 1996;

         "Debt Service" means at any time Net Interest Payable for the 12 months ending on the date on which Debt Service falls to be calculated;

         "Environmental Law" means all regulations and other laws concerning the protection of human health or the environment;

         "Event of Default" means a Revolving Event of Default or a Term Event of Default;

         "Facilities" means the Revolving Facility and the Term Facility;

         "Facility Office" means, in relation to a Bank and a particular Facility at any particular time, the office through which it is then acting for the purpose of that Facility, which must at all times be in the United Kingdom;

         "Final Maturity Date" means 6 February, 1999;

        "Group" means, at any particular time, Southern UK and all its subsidiaries (and "member of the Group" shall be construed accordingly);

         "Information Memorandum" means any information memorandum prepared by the Arranger and agreed to by Southern UK and SWEB in writing in connection with the syndication of this Agreement;

         "Interest Payable" means, in relation to any period, all interest payable and similar charges of the SWEB Group expressed in Sterling and determined on a consolidated basis in accordance with Applicable Accounting Principles;

         "Interest Payment Date" means, in relation to a Term Advance, the last day of an Interest Period in respect of that Term Advance;

         "Interest Period" means a period by reference to which interest is calculated on a Term Advance or an overdue sum;

         "Interest Receivable" means, in relation to any period, all interest receivable and similar income of the SWEB Group expressed in Sterling and determined on a consolidated basis in accordance with Applicable Accounting Principles;

         "Licence" means the public electricity supply licence granted to SWEB by the Secretary of State for Energy under Section 6(1)(c) of the Act, as modified and/or extended from time to time;

         "Majority Banks" means the Banks whose aggregate Commitments together exceed 50% of the total Commitments, (or, if there are no Commitments at the relevant time, the Banks whose Outstandings together exceed 50% of the total Outstandings);

         "Majority Revolving Banks" means the Banks whose aggregate Revolving Commitments together exceed 50% of the total Revolving Commitments (or if there are no Revolving Commitments at the relevant time, the Banks whose Outstandings under the Revolving Facility together exceed 50% of the total Outstandings under the Revolving Facility);

         "Majority Term Banks" means the Banks whose aggregate Term Commitments together exceed 50% of the total Term Commitments (or if there are no Term Commitments at the relevant time, the Banks whose Outstandings under the Term Facility together exceed 50% of the total Outstandings under the Term Facility);

         "Margin" means:-

                  (1) in relation to any interest accruing under the Revolving Facility 0.30%; and

                  (2) in relation to any interest accruing under the Term Facility 0.20%;

         "Material Subsidiary" means, at any particular time, a Subsidiary of Southern UK whose gross assets or gross revenues (having regard to its direct and/or indirect beneficial interest in the shares, or the like, of that Subsidiary) represent at least 15% of the consolidated gross assets or, as the case may be, gross revenues of the Group. For this purpose:

                  (1) in the case of a company which itself has Subsidiaries, the calculation shall be made by comparing the consolidated gross assets or, as the case may be, gross revenues of it and its Subsidiaries to those of the Group;

                  (2) assets or revenues which arise from transactions between members of the Group and which would be eliminated in the consolidated accounts of the Group shall be excluded;

                  (3) the gross assets or gross revenues of a Subsidiary shall be calculated by reference to:

                           (a) the accounts of that Subsidiary used for the purpose of the then latest consolidated accounts of the Group delivered to the Agent under Clause 20(A) or (B); or

                           (b) if the company became a Subsidiary after the end of the financial period to which those consolidated accounts relates, the then latest accounts of that Subsidiary;

                  (4) the gross assets or gross revenues of the Group shall be calculated by reference to the then latest consolidated accounts (if any) of the Group included in the accounts delivered to the Agent under Clause 20(A) or (B) (or, if non-consolidated accounts are delivered pursuant to Clause 20 (A) or (B), by reference to such unaudited pro forma financial statements as the auditors of Southern UK may consider appropriate to reflect the consolidated financial results or performance of the Group necessary for the purposes of making a determination of Material Subsidiaries), adjusted as appropriate to reflect the gross assets or gross revenues of any company which has become or ceased to be a Subsidiary after the end of the financial period to which those accounts relate and adjusted to reflect any transfer of Assets as described in (5) below; and

                  (5) on a Material Subsidiary transferring all or substantially all of its Assets to another Subsidiary, the transferor shall cease to be a Material Subsidiary.

Except as provided in (5) above, once a company has become a Material Subsidiary, it shall remain one until it has demonstrated that it has ceased to fulfil the requirements of this definition in a certificate of the auditors of Southern UK which shall, in the absence of manifest error be conclusive;

         "Net Interest Payable" means, in relation to any period, Interest Payable less Interest Receivable, in each case for that period;

         "New Bank" means a bank or financial institution to which a Bank seeks to novate (or, as the case may be, has novated) all or part of its rights and/or obligations in accordance with Clause 29(C);

         "Notice of Drawing" means a notice requesting an Advance substantially in the form set out in Schedule 4;

         "Novation Notice" means a notice substantially in the form set out in
         Schedule 3;

         "Outstandings" means, in relation to a Bank at any particular time, the aggregate principal amount of its share of all (if any) Advances outstanding at that time (and references to its Outstandings under a particular Facility shall be construed accordingly);

         "PBIT" means, in relation to any period, the consolidated profit on ordinary activities (excluding exceptional items) of the SWEB Group expressed in Sterling from continuing operations for that period before tax plus Net Interest Payable for that period calculated in accordance with Applicable Accounting Principles;

         "Pooling and Settlement Agreement" means an agreement dated 30th March, 1990 made by SWEB with National Grid Holdings plc and others setting out the rules and procedures for the operation of an electricity trading pool and of a settlement system and, while the same has effect, the "Initial Settlement Agreement" also dated 30th March, 1990 and made between the same parties, as amended from time to time;

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, of the United States of America; "Qualifying Lender" means a Person entitled to receive payments of interest on each Advance free of withholding or deduction for or on account of Tax under Section 349(3)(a) of the Income and Corporation Taxes Act 1988;

         "Rate Fixing Day" means the first day of the relevant Term or Interest Period;

         "Reference Banks" means, subject to Clause 29(E), such London office of Morgan Guaranty Trust Company of New York and (if Morgan Guaranty Trust Company of New York ceases to be the sole Bank) two further banks (which shall be Banks if available) as the Agent with the agreement of Southern UK shall designate by notice to the Borrowers and the Banks, as is from time to time designated by the relevant bank to the Agent for this purpose;

         "Repayment Date" means, in relation to a Revolving Advance, the last day of its Term;

         "Revolving Advance" means an advance made or to be made under the Revolving Facility or, as the case may be, the outstanding principal amount of any such advance;

         "Revolving Commitment" means, in relation to a Revolving Bank and subject as provided in this Agreement, the amount set opposite its name under the heading "Revolving Commitments" on the signature pages of this Agreement or the amount of any Revolving Commitment novated to it in accordance with Clause 29(C); and the Revolving Commitment of any Revolving Bank shall be reduced or, as the case may be, increased, pursuant to any novation or assignment of a Revolving Commitment to or by that Revolving Bank;

         "Revolving Event of Default" means one of the events mentioned in Clause 22;

         "Revolving Facility" means the Sterling revolving credit facility granted by the Revolving Banks to SWEB under this Agreement;

         "Rollover Advance" means, at a particular time, one or more Advances:

                  (a) the proposed date of which is the same as the Repayment Date of one or more existing Advances;

                  (b) where the aggregate principal amount of the Advances is the same as or less than the aggregate principal amount of those existing Advances; and

                  (c) all the proceeds (whether pursuant to Clause 18(D) or otherwise) of which are to be used to refinance all or part of those existing Advances;

         "Sterling" and "(pound)" mean the lawful currency of the United
         Kingdom;

         "Subsidiary" means, in relation to any Person (its "holding company") at any particular time, any other Person which is then a subsidiary as defined in Section 736 of the Companies Act 1985 of that Person and, for the purpose of Clauses 20(A), 20(B) and 21(B)(3) and the definitions used in those Clauses and the definition of Material Subsidiary, any Subsidiary Undertaking within the meaning of Section 258 of the Companies Act 1985;

         "SWEB Group" means, at any particular time, SWEB and all its Subsidiaries (and "member of the SWEB Group" shall be construed accordingly);

         "Term" means, in relation to a Revolving Advance, the period for which it is to be or, as the case may be, has been made;

         "Term Advance" means an advance made or to be made by the Term Banks under the Term Facility or, as the case may be, the outstanding principal amount of any such advance;

         "Term Commitment" means, in relation to a Term Bank and subject as provided in this Agreement, the amount set opposite its name under the heading "Term Commitments" on the signature pages of this Agreement or the amount of any Term Commitment novated to it in accordance with Clause 29(C); and the Term Commitment of any Term Bank shall be reduced or, as the case may be, increased, pursuant to any novation or assignment of a Term Commitment to or by that Term Bank;

         "Term Event of Default" means one of the events mentioned in Clause 22 other than Clause 22(B) to the extent that such Clause relates to a breach of Clause 21(B)(3);

         "Term Facility" means the Sterling term loan facility granted by the Term Banks to the Southern UK under this Agreement; and

         "Term Repayment Date" means 5 February 1997.

(B) Construction of Certain References: Except to the extent that the context requires otherwise, any reference in this Agreement to:-

         an Act of Parliament or any Section of, Schedule to or other provision of an Act of Parliament shall be construed, at any particular time, as including a reference to any modification, extension or re-enactment thereof then in force and all instruments, orders and regulations then in force and made under or deriving validity from the relevant Act or provision;

         an "Agency" of a state includes any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, that state; this "Agreement" includes this "Agreement" as from time to time amended, supplemented or novated, and any document which amends, supplements or novates this Agreement, in accordance with Clause 29(C) or 30(B);

         the "Assets" of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

         "Borrowed Money" means any Indebtedness (1) for or in respect of money borrowed and liabilities in respect of acceptances, deposits, discounting, factoring, finance leases, hire purchase, sale-and-lease back and sale-and in any such case which are treated as "on-balance sheet" liabilities in accordance with Applicable Accounting Principles,
         (2) for the deferred purchase price of Assets or services (other than Assets or services obtained on normal commercial terms), (3) in respect of any currency or interest rate swap, cap or collar arrangement or other derivative instrument of any kind or (4) in respect of any guarantee in respect of any Indebtedness falling within (1) to (3) above;

         "Consent" means a consent, approval, authorisation, exemption, filing, licence, order, permission, recording or registration (including without limitation, any of the same required under PUHCA or (where the context so admits) the Act) and references to obtaining Consents shall be construed accordingly;

         one Person being "Controlled" by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of

         Directors or other governing body of that Person or otherwise controls or has the power to control the affairs and policies of that Person;

         "Directive" means any present or future directive, regulation, request, requirement, rule or credit restraint programme of any Agency of any state or of any self organisation (but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply);

         "Indebtedness" means any obligation for the payment or repayment of money (whether actual or contingent, as principal, surety or otherwise);

         something having a "Material Adverse Effect" on a Person is to it having a material adverse effect on its ability to perform its payment obligations under this Agreement;

         any "obligation" of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and "due", "owing", "payable" and "receivable" shall be similarly construed);

         a "Person" includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or Agency of a state (in each case, whether or not having separate legal personality);

         "Security" means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance or retention of title arrangement, right to retain possession or any other arrangement providing a creditor with a prior right to an Asset, or its proceeds of sale, over other unsecured, unsubordinated creditors in a liquidation (and "secured" shall be construed accordingly);

         "Tax(es)" means any present or future taxes, levies, imposts, duties, charges, fees of whatever nature, and "Taxation" shall be construed accordingly;

         "Tax on Overall Net Income" of a Person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that Person by the jurisdiction in which its principal office (and/or, in the case of a Bank, its Facility Office) is located on (1) the net income, profits or gains of that Person worldwide or (2) such of its net income, profits or gains as arise in or relate to that jurisdiction;

         a time of the day is to London time unless otherwise stated; and

         the "Winding-up" of a Person also includes the administration, dissolution or liquidation or other like process of that Person, any composition or arrangement with creditors, amalgamation, reconstruction, reorganisation or consolidation pursuant to Part XIII of the Companies Act proposed or carried out in respect of that Person or a company voluntary arrangement pursuant to the Insolvency Act 1986 carried out or proposed in respect of that Person.

Headings shall be ignored in construing this Agreement.

2.       THE FACILITIES

(A) Revolving Facility: The Revolving Banks grant to SWEB a Sterling revolving credit facility of up to (pound)275,000,000. Each Revolving Bank will participate through its Facility Office in each Revolving Advance in the proportion borne by its Available Revolving Commitment to the Available Revolving Facility when the Agent receives the notice requesting that Revolving Advance (unless, between then and the time for making that Revolving Advance, its Available Revolving Commitment is reduced to zero, in which case the amount of that Revolving Advance will be reduced accordingly).

(B) Term Facility: The Term Banks grant to Southern UK a Sterling term loan facility of (pound)325,000,000. Each Term Bank will participate through its Facility Office in the Term Advance in the proportion borne by its Term Commitment to the Available Term Facility when the Agent receives the notice requesting that Term Advance (unless, between then and the time for making that Term Advance, its Term Commitment is reduced to zero, in which case the amount of that Term Advance will be reduced accordingly).

(C) Calculation of Available Commitments/Facility: In order to calculate the amount of each Revolving Bank's Available Revolving Commitment and/or the Outstandings under the Revolving Facility of any or all of the Revolving Banks in connection with a proposed Revolving Advance:-

         (1) any amount due (or otherwise required by this Agreement to be repaid or prepaid) on or before the proposed date of that Advance shall be deemed to have been repaid or prepaid and

         (2) if any other requests are outstanding for Advances to be made on or before the proposed date of that Advance, all Advances to which those requests relate shall be deemed to be outstanding.

(D) Removal of Southern UK: If at any time after the Commitment Termination Date there are no Term Advances outstanding, then with effect from such time, but without prejudice to any rights or obligations accrued or incurred prior thereto, references herein to "Southern UK" (except in the definition of Bonds and in Clauses 12(B) and 22(G)) shall be construed as references to "SWEB" and references to "Borrower" and "relevant Borrower" shall be construed accordingly and Clause 22(G)(1) shall cease to apply.

(E)      Purpose:

         (1) The first Term Advances and Revolving Advances requested shall be in an aggregate amount not less than that necessary fully to redeem, or provide funds for the redemption of, all Bonds which remain outstanding such that any such Revolving Advances made to SWEB (to the extent required to provide funds for that redemption) shall be applied in the payment and/or repayment of a lawful dividend to, or of outstanding Indebtedness of SWEB owed to, Southern UK which will apply that dividend and/or repayment and those Term Advances (to the extent required) in the redemption of all outstanding Bonds.

         (2) SWEB shall use the entire proceeds of each Revolving Advance for general corporate purposes and in compliance with the Licence.

         (3) Southern UK shall use the entire proceeds of each Term Advance for general corporate purposes.

         (4) General corporate purposes shall include refinancing, the back-stop of any commercial paper or similar facility or programme and the payment or making of any dividend or distribution.

         (5) No Agent or Bank need check the use of proceeds of any Advance.

3.       CONDITIONS PRECEDENT

The first request for an Advance to be made to a Borrower shall not be made until the Agent has confirmed to it that the Agent has received documents in relation to that Borrower complying with the requirements of Schedule 1. The Agent shall give confirmation of receipt of such documents to the Borrower promptly after receiving all those documents.

                         SECTION II - REVOLVING FACILITY

4.       DRAWDOWN UNDER REVOLVING FACILITY

(A) Drawdown Conditions: Revolving Advances will be made by the Revolving Banks to SWEB if, in addition to the requirements of Clause 3, the following additional conditions are fulfilled:-

         (1) Drawdown Request: Not later than 10.00 a.m. on the Business Day before the proposed date of the relevant Revolving Advance (or, as the case may be, such later time as may be acceptable to the Agent and the Revolving Banks for the purpose of the relevant request), the Agent has received from SWEB a Notice of Drawing specifying:-

                  (a) the proposed date of that Revolving Advance, which must be a Business Day before the Final Maturity Date;

                  (b) its amount (which must be equal to or less than the Available Revolving Facility and, if less, must be (pound)5,000,000 or a higher multiple of (pound)1,000,000);

                  (c) its Term, which must be in accordance with Clause 6(A) and, in the case of the first Revolving Advance, shall be 1 month or such other period as may be agreed between SWEB and the Banks; and

                  (d) details of the bank and account to which SWEB wishes the proceeds of that Revolving Advance to be made available by the Agent.

         (2) Representations etc. Correct: All representations and warranties in Clauses 19(A) to (E) (except to the extent waived in accordance with Clause 30(B)) have been complied with and would be correct in all material respects if repeated on the proposed date of that Revolving Advance by reference to the circumstances then existing.

         (3) No Event of Default etc.: No Event of Default (and, except in the case of a Rollover Advance, no event or circumstance which, if it continued after the giving of any notice or the expiry of any grace period would become an Event of Default) has occurred on or before that date and is continuing other than any waived in accordance with Clause 30(B).

(B) Number of Revolving Advances: No more than 15 Revolving Advances may be outstanding at any time.

(C) Notification of Drawdown Requests: The Agent shall promptly (and in any event by 5.00 p.m. on the Business Day before the proposed date of the Advance) notify each Revolving Bank of the proposed details of, and the amount of that Revolving Bank's share of, each Revolving Advance.

5.       REPAYMENT OF REVOLVING ADVANCES

(A) Repayment of Revolving Advances: SWEB shall repay any Revolving Advance made to it on the Repayment Date of such Revolving Advance, together with all unpaid interest accrued on that Revolving Advance. However, any amount repaid in respect of a Revolving Advance before the Final Maturity Date will remain available for reborrowing on the terms and conditions of this Agreement.

(B) Final Maturity Date: If on the Final Maturity Date any Revolving Advance made to SWEB remains outstanding, SWEB shall repay that Revolving Advance on that date together with all unpaid accrued interest and fees and any other sum then due under this Agreement.

6.       INTEREST ON REVOLVING ADVANCES

(A) Term of Revolving Advances: Interest shall be calculated on each Revolving Advance by reference to the Term of that Revolving Advance. The Term shall begin on the proposed date of that Revolving Advance and shall be of 1, 2, 3 or 6 months' duration (or of less than 1 month ending on the Final Maturity Date) or for a period of 1 to 7 days duration as selected by SWEB in the Notice of Drawing requesting that Revolving Advance or such other period as may be agreed between SWEB and the Banks, except that SWEB may not select a Term ending after the Final Maturity Date.

(B) Normal Interest Rate for Revolving Advances: The rate of interest applicable to a Revolving Advance for all or any part of its Term shall be the rate per annum equal to the sum of (1) the Margin, (2) the Associated Costs for that Term and (3) the offered rate which is quoted as of 11.00 a.m. on the proposed date of that Advance on page 3750 of the Telerate Monitor (or such other page as may replace page 3750 for the purpose of displaying London inter-bank Sterling offered rates of leading reference banks) as being the interest rate offered in the London inter-bank market for Sterling deposits for the same period as that Term (or, if the periods are not the same, such period as the Agent reasonably determines to be substantially the same), provided that:-

         (1) if the offered rate so appearing is replaced by the corresponding rates of more than one bank then this Clause 6(B) shall be applied with any necessary consequential changes, to the arithmetic mean (rounded, if necessary, to the nearest 5 decimal places) of the rates (being at least two) which so appear, as reasonably determined by the Agent; and

         (2) if for any other reason such offered rate does not so appear, or if the relevant page is unavailable, or the Term is for a period for which such offered rate is not so quoted, the relevant arithmetic mean (rounded as mentioned above) shall be determined on the basis of the respective rates (as quoted to the Agent at its request) at which each Reference Bank is offered Sterling deposits for that Term in an amount comparable to its share, if any, of that Advance (or, if none, to 10% of that Advance) by prime banks in the London inter-bank market at or about 11.00 a.m. on the proposed date of that Advance.

(C) Notification of Interest Rates: The Agent shall promptly notify SWEB and the Revolving Banks of each rate of interest determined in accordance with Clause 6(B).

(D) Payment of Interest: On the Repayment Date of a Revolving Advance, SWEB shall pay the unpaid interest accrued on the Revolving Advance at the rate applicable for its Term.

                           SECTION III - TERM FACILITY

7.       DRAWDOWN UNDER TERM FACILITY

(A) Drawdown Conditions: Term Advances will be made by the Term Banks to Southern UK at its request if, in addition to the requirements of Clause 3, the following additional conditions are fulfilled:-

         (1) Drawdown Request: Not later than 10.00 a.m. on the Business Day before the proposed date of the relevant Term Advance (or, as the case may be, such later time as may be acceptable to the Agent and the Term Banks for the purpose of the relevant request), the Agent has received from Southern UK a Notice of Drawing specifying:-

                  (a) the proposed date of that Term Advance, which must be a Business Day on or before the Commitment Termination Date;

                  (b) its amount (which must be equal to or less than the Available Term Facility and, if less, must be of (pound)5,000,000 or a higher whole multiple of (pound)1,000,000);

                  (c) the duration of the first Interest Period relating to that Advance, which must be in accordance with Clause 9(A) and in the case of the first Term Advance shall be 1 month or such other period as may be agreed between Southern UK and the Banks; and

                  (d) details of the bank (which must be in the City of London) and account to which Southern UK wishes the proceeds of that Term Advance to be made available by the Agent.

         (2) Additional Requirements: The conditions set out in paragraphs (2) and (3) of Clause 4(A) (but as if the references in those paragraphs to a Revolving Advance and the proposed date of that Revolving Advance were references to the Term Advance and the proposed date of the Term Advance) are fulfilled.

(B) Notification of Drawdown Requests: The Agent shall promptly (and in any event by 5.00 p.m. on the Business Day before the proposed date of the Advance) notify each Term Bank of the proposed details of, and the amount of that Term Bank's share of, each Term Advance.

(C) Reduction of Term Commitments: Any part of the Term Commitments then undrawn shall be automatically cancelled at the end of the Commitment Termination Date. On each date on which a repayment or prepayment is due to a Term Bank in respect of all or part of a Term Advance, the amount of its Term Commitment shall be correspondingly reduced.

8.       REPAYMENT OF TERM ADVANCES

Southern UK shall repay the Term Advances then outstanding on the Term Repayment Date.

9.       INTEREST ON TERM ADVANCES

(A) Interest Periods: Interest shall be calculated on each Term Advance by reference to successive Interest Periods. In the case of each Term Advance, its first Interest Period shall begin on the proposed date of that Advance and each subsequent one shall begin on the last day of the previous one. Each Interest Period shall be of 1, 2, 3 or 6 months' duration (or of less than 1 month ending on the Term Repayment Date), or for a period of 1 to 7 days duration as selected by Southern UK in a notice received by the Agent not later than 10.00 a.m. on the Business Day before the first day of that Interest Period or such other period as may be agreed between Southern UK and the Banks, except that Southern UK may not select an Interest Period ending after the Term Repayment Date.

Subject to the provision above, any Interest Period for which no such selection notice is received by the Agent shall be of 3 months' duration.

(B) Normal Interest Rate for Term Advances: The rate of interest applicable for all or any part of a particular Interest Period shall be the rate per annum equal to the sum of (1) the Margin, (2) the Associated Costs and (3) the offered rate which is quoted as of 11 a.m. on the first day of that Interest Period on page "3750" of the Telerate Monitor (or such other page as may replace page 3750 for the purpose of displaying London inter-bank Sterling offered rates of leading reference banks) as being the interest rate offered in the London inter-bank market for Sterling deposits for the same period as that Interest Period (or, if the periods are not the same, such period as the Agent reasonably determines to be substantially the same) but:-

         (1) if the offered rate so appearing is replaced by the corresponding rates of more than one bank then this Clause 9(B) shall be applied with any necessary consequential change to the arithmetic mean (rounded, if necessary, to the nearest 5 decimal places) of the rates (being at least two) which so appear, as reasonably determined by the Agent; and

         (2) if for any other reason such offered rate does not so appear, or if the relevant page is unavailable, or the Term is for a period for which such offered rate is not so quoted, the relevant arithmetic mean (rounded as mentioned above) shall be determined on the basis of the respective rates (as quoted to the Agent at its request) at which each Reference Bank is offered Sterling deposits for that Term in an amount comparable to its share, if any, of that Advance (or, if none, to 10% of that Advance) by prime banks in the London inter-bank market at or about 11.00 a.m. on the first day of that Interest Period.

(C) Notification of Interest Periods and Rates: The Agent shall promptly notify
(1) the Term Banks of the duration of each Interest Period and (2) Southern UK and the Term Banks of each rate of interest determined in accordance with Clause 9(B).

(D) Payment of Interest: On the last day of each Interest Period, Southern UK shall pay the unpaid interest accrued during that Interest Period on the Term Advance to which it relates at the rate applicable for that Interest Period.

                    SECTION IV - PREPAYMENT AND CANCELLATION

10.      PREPAYMENT

(A) Of All Banks: A Borrower may prepay any Advance made to it, or any part of it which is (pound)5,000,000 or a higher whole multiple of (pound)1,000,000 (provided that the outstanding amount of such Advance shall not thereby be reduced to less than (pound)5,000,000), without premium or penalty at any time if it gives to the Agent not less than 3 days' notice of the Advance to be prepaid and the date and amount of the prepayment. Any such prepayment must be accompanied by accrued interest on the amount prepaid and any other sum determined as payable under Clause 24(B) (whether or not then due pursuant to the provisions of that Clause)or any other provision of this Agreement.

(B) Of Certain Banks: Without prejudice to the rights of the Borrowers under Clause 17, if (1) a Borrower becomes or will on or before the Repayment Date of a Revolving Advance made to it or the next Interest Payment Date in respect of a Term Advance made to it become obliged to pay any Tax or other amount for the account of any Bank under Clause 13(B) or 15 or the Agent gives a notification on behalf of a Bank under Clause 16(C), and (2) that Borrower gives to that Bank not less than 3 days' notice of the date of prepayment, that Borrower may prepay all (but not part only) of that Bank's share of all Advances made to that Borrower and outstanding without premium or penalty on the date of prepayment specified in that notice. Any such prepayment must be accompanied by all unpaid accrued interest on that Bank's Outstandings, all unpaid fees accrued to that Bank and any other sum determined as payable to that Bank under Clause 24(B) (whether or not then due pursuant to the provisions of that Clause) or any other provision of this Agreement.

(C) Miscellaneous: Any notice of prepayment given by the Borrower under this Agreement will oblige the Borrower to prepay in accordance with that notice. Except as expressly provided in this Agreement, a Borrower may not repay or prepay all or any part of an Advance made to it and may not reborrow any amount repaid or prepaid.

11.      CANCELLATION

(A) Of All Banks: The Available Revolving Facility and/or the Available Term Facility, or any part of either or both of them which is or each of which is (pound)25,000,000 or a higher whole multiple of (pound)5,000,000, may be cancelled by the relevant Borrower without premium or penalty at any time before the Final Maturity Date, in the case of the Revolving Facility, or the Commitment Termination Date, in the case of the Term Facility, by giving to the Agent not less than 3 days' notice of the date and amount of the cancellation and the Facility to which such cancellation applies. Any such partial cancellation shall reduce each relevant Bank's relevant Commitment rateably.

(B) Of Certain Banks: If a Bank's share of all Advances are prepaid by a Borrower pursuant to Clause 10(B), the relevant Bank's Commitments (if any) shall be cancelled upon the making of that prepayment. In addition, without prejudice to the rights of the Borrowers under Clause 17, if any event specified in Clause 10(B)(1) occurs and there are no Advances outstanding owing to the relevant Bank, the relevant Borrower may, for so long as there continue to be no outstanding Advances, cancel all (but not part only) of that Bank's Revolving Commitment and/or Term Commitment (as the case may be) without premium or penalty at any time before the Final Maturity Date, in the case of the Revolving Facility, or the Commitment Termination Date, in the case of the Term Facility, by giving to that Bank not less than 3 days' notice of the date of the cancellation.

(C) Cancellation Rights Limited: A Borrower may not cancel all or any part of the Commitments except as expressly provided in this Agreement.

                                SECTION V - FEES

12.      FEES

(A) Arrangement Fee: Southern UK and SWEB shall severally pay to the Arranger an arrangement fee in respect of underwriting, arrangement and participation fees in an amount as stated in a letter of today's date from the Arranger to Southern UK and accepted by Southern UK.

(B) Agency Fee: SWEB, failing whom Southern UK, shall pay to the Agent for its own account an agency fee as stated in a letter of today's date from the Agent to Southern UK and accepted by Southern UK.

(C) Revolving Facility Commitment Fee: SWEB shall pay a commitment fee in respect of the Revolving Facility at the rate of 0.15% per annum on the amount of each Revolving Bank's Available Revolving Commitment from day to day during the period beginning on the date of this Agreement and ending on the Final Maturity Date. That fee shall be payable in arrear quarterly from the date of this Agreement and on the Final Maturity Date or any earlier date on which that Bank's Revolving Commitment first equals zero.

                         SECTION VI - GENERAL PROVISIONS

13.      TAXES

(A) Payments to be free and clear: All sums payable by a Borrower under this Agreement shall be paid (1) free of any restriction or condition, (2) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any Tax imposed, levied, collected, withheld or assessed by or within the United Kingdom and (3) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

(B)      Grossing-up of Payments:

(1) If a Borrower or the Agent must at any time deduct or withhold any such Tax or other amount from any sum payable by that Borrower under this Agreement, that Borrower shall pay such additional amount as is necessary to ensure that the Agent or, as the case may be, the Bank to which that sum is due receives on the due date and retains (free from any liability other than Tax on its own Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made. However, if:-

         (a) on the due date of a payment of interest to a Bank on an Advance, that Bank is not a Qualifying Lender; and

         (b) as a result, a Borrower is required to deduct or withhold United Kingdom income tax from that payment of interest,

that Borrower shall not be so required to pay an additional amount in respect of that deduction or withholding unless it results from the introduction of or any change in, or in the interpretation or application of, any relevant law or any relevant practice of the Inland Revenue after this Agreement is entered into nor any additional amount in respect of a period or periods ending more than 60 days prior to the date on which such additional amount first falls to be paid.

(2) If a Borrower or the Agent or any Bank must at any time pay any such Tax or other amount on, or calculated by reference to, any sum received or receivable by the Agent or any Bank under this Agreement (except for a payment by the Agent or such Bank of Tax on its own Overall Net Income), that Borrower shall pay or procure the payment of that Tax or other amount before any interest or penalty becomes payable or, if that Tax or other amount is payable and paid by the Agent or such Bank, shall reimburse it within 15 days on demand for the amount paid by it (other than any penalties resulting from a failure by the Agent or such Bank to pay such Tax when due).

(3) Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax or other amount which it is required by paragraph (2) above to pay, a Borrower shall deliver to the Agent evidence satisfactory to the Agent or, as the case may be, the relevant Bank of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(4) As soon as a Borrower or, as the case may be, the Agent or any Bank is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall (in the case of a Borrower) notify the Agent and (in the case of the Agent or any Bank) notify the relevant Borrower.

(C) Tax Warranty by Banks: Each Bank severally warrants to each Borrower that it is a Qualifying Lender. That warranty will be deemed to be repeated by each Bank on the due date of each payment of interest to that Bank on an Advance unless that Bank is not able to make it on that date as a result of the introduction of or any change in, or in the interpretation or application of, any relevant law or any relevant practice of the Inland Revenue after this Agreement is entered into. If at any time after this Agreement is entered into any Bank is aware that it is, or will become, unable to make that warranty (for whatever reason), it shall promptly notify each Borrower. (D) Refund of Tax Credits:
If:-

         (1) a Borrower makes a payment under Clause 13(B)(1) or (2) (a "Tax Payment") in respect of a payment to a Bank under this Agreement; and

         (2) that Bank has obtained a refund of Tax or obtained and used a credit against Tax on its Overall Net Income (a "Tax Credit") which that Bank is able to identify as attributable to that Tax Payment, then, if in its discretion it can do so without any further adverse consequences for that Bank, that Bank shall reimburse that Borrower such amount as that Bank in its discretion determines to be such proportion of that Tax Credit as will leave that Bank (after that reimbursement) in no better or worse position in respect of its worldwide Tax liabilities than it would have been in if no Tax Payment had been required. The relevant Bank shall take those steps that it considers reasonable to seek and claim any Tax Credit. However, no Bank shall be obliged to disclose any information regarding its Tax affairs and computations.

14.      ILLEGALITY

If as a result of the introduction of or any change in, or in the general interpretation or application of any law or Directive after the date of this Agreement it shall have become unlawful or contrary to any such Directive for any Bank to allow all or part of any of its Commitments to remain outstanding, to make, fund or allow to remain outstanding all or part of its Outstandings and/or to carry out all or any of its other obligations under this Agreement such Bank may notify the relevant Borrower and the Agent thereof with reasonable details (together with documentation in support) of the relevant event or circumstance whereupon:-

         (A) if that Bank has no Outstandings owed by the relevant Borrower its relevant Commitment (if any) shall be suspended (and accordingly that Bank's obligations as a consequence of such Commitment to make Advances shall be suspended) and, 30 days following such notification, shall be cancelled; or

         (B) if that Bank has Outstanding owed by the relevant Borrower, the relevant Borrower shall prepay that Bank's share of each Advance made to that Borrower on the Repayment Date of that Advance or, as the case may be, on the next Interest Payment Date in respect of that Advance or within 3 Business Days of that notification (whichever is later) (or on such earlier date, if any, as shall be necessary to comply with the law, any Directive having the force of law or any Directive of any central banking authority) together with unpaid accrued interest thereon, all unpaid fees accrued to that Bank and any other sum determined as payable to that Bank under Clause 24(B) (whether or not then due pursuant to the provisions of that Clause) or any other provision of this Agreement and the Revolving Commitment (in the case of a prepayment of a Revolving Advance) or, as the case may be, the Term Commitment (in the case of a prepayment of a Term Advance), if any, of that Bank shall be suspended and on such date shall automatically be cancelled, unless, in either case, prior thereto the relevant Borrower shall have given notice to that Bank pursuant to Clause 17(B).

15.      INCREASED COSTS

If any Bank determines that, as a result of the introduction of or any change in, or in the interpretation or application of, any law or Directive (being a Directive which, if not having the force of law, is applicable to a class or category of banks or financial institutions generally which comprises the relevant Bank) after the date of this Agreement:-

         (A) it incurs a cost in maintaining all or any part of its Commitments and/or in making, maintaining or funding all or any part of its share of any Advance or any overdue sum; and/or

         (B) any sum received or receivable by it under this Agreement or the effective return to it under this Agreement or the overall return on its capital is reduced (except on account of Tax on its Overall Net Income); and/or

         (C) it makes any payment (except on account of Tax on its Overall Net Income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement, the relevant Borrower shall indemnify it against that cost, reduction, payment or forgone interest or other return (except to the extent that it results from any requirement, other than a capital adequacy requirement, referred to in paragraph 3 of Schedule 5 or which is otherwise compensated by virtue of
Schedule 5 or a deduction or withholding of Tax) and, accordingly, shall from time to time and within 15 days of demand (whenever made) pay to the Agent for its own account or, as the case may be, for the account of that Bank the amount certified by it in reasonable detail (together with documentation in support) to be necessary so to indemnify it, provided that no Borrower will be liable to indemnify any Bank pursuant to this Clause 15 in respect of any period or periods ending prior to the date falling 60 days before the date such demand is made.

Under this Clause 15, a Bank shall be entitled to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, its Commitments, its share of any Advance or any overdue sum, but also for that proportion of any cost, reduction, payment or forgone interest or other return which the Bank determines to be fairly allocable to this Agreement, its Commitments, its share of any Advance or any overdue sum in relation to any law or Directive applicable to that Bank or affecting the conduct of that Bank's business or a type of business or the manner in which or the extent to which that Bank allocates capital resources.

This Clause 15 shall not oblige a Borrower to compensate any Bank for any cost, reduction, payment or forgone interest or other return which results from the implementation, as contemplated on the signing of this Agreement, of the matters set out in the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards" or any relevant European Union directives on capital measurement and standards, and solvency ratios, unless it results from any change after the signing of this Agreement in, or in the interpretation or application of, such matters as contemplated on the signing of this Agreement.

16.      CHANGE IN MARKET CONDITIONS

(A) Triggering Events: If in relation to any Revolving Advance or, as the case may be, any Interest Period in respect of a Term Advance:-

         (1) no, or only one, Reference Bank supplies a quotation as and when required by Clause 6(B) or, as the case may be, 9(B); or

         (2) the Agent is notified by Banks to whom more than 50% of that Advance is (or, if made, would be) owing by not later than 12.00 noon on the first day of that Term or, as the case may be, any Interest Period that such Banks are unable to obtain matching deposits in the London inter-bank market at or about 11.00 am on the rate fixing day for that Term or, as the case may be, that Interest Period in sufficient amounts to fund their respective shares of such Advance during that Term or, as the case may be, that Interest Period the Agent shall promptly notify the relevant Borrower and the following provisions of this Clause shall apply.

(B) Negotiation: The Agent (on behalf of and after consultation with the relevant Banks (in the case of paragraph (1)) or the affected Banks (in the case of paragraph (2)) shall then negotiate with the relevant Borrower with a view to agreeing an alternative basis for calculating the interest payable on the relevant Advance for its Term or, as the case may be, the relevant Interest Period. Any alternative basis agreed in writing by the Agent (on behalf of and with the consent of all the relevant or, as the case may be, affected Banks) and the relevant Borrower within 25 days of the Agent's notification of the event in question shall take effect in accordance with its terms.

(C) Consequences in relation to Advances: If an alternative basis is not so agreed, each such Bank's share of the relevant Advance shall during its Term or, as the case may be, the relevant Interest Period bear interest at the rate per annum equal to the sum of the Margin, the Associated Costs and the cost to it (expressed as a rate per annum) of funding its share during its Term or, as the case may be, that Interest Period by whatever means it reasonably determines to be appropriate. Each such Bank shall certify that cost in reasonable detail to the relevant Borrower as soon as practical after the end of that 25 day period (but in any event at least 2 Business Days before the end of that Interest Period).

(D) Unaffected Banks: Interest payable in respect of the Term or, as the case may be, an Interest Period of an Advance to a Bank which has not notified the Agent pursuant to Clause 16(A)(2) shall be calculated as provided in Clause 6 or 9, as the case may be.

17.      MITIGATION AND SUBSTITUTION OF BANKS

(A) Mitigation: If any circumstances arise which result or any Bank becomes aware of circumstances which might result, or would on the giving of notice (or the like) result, in a Borrower having to make a payment to or for the account of a Bank under Clause 13(B)(1) or (2), 14(B) or 15, or in a Bank's Commitment or Commitments being cancelled under Clause 14(A) or in the event of a Bank giving notice to the Agent pursuant to Clause 16(A)(2), then without in any way limiting, reducing or otherwise qualifying any of the obligations of any Borrower under Clauses 13 to 16 and without prejudice to Clause 17(B):-

         (1) promptly after an officer of that Bank with responsibility for its participation in the relevant Facility becomes aware of the relevant circumstances and their results, that Bank shall notify the relevant Borrower; and

         (2) in consultation with each Borrower and the Agent, that Bank shall take all such steps (if any) as it determines are reasonably open to it and as are acceptable to each Borrower to mitigate the effect of those circumstances (such as changing its Facility Office, restructuring its participation in the relevant Facility and/or novating or assigning some or all of its rights or obligations under this Agreement to another Person acceptable to each Borrower and willing to take that novation or assignment).

(B) Substitution: Notwithstanding Clause 17(A), if a Borrower is required to make a payment to or for the account of a Bank under Clause 13(B)(1) or (2), 14(B) or 15, or a notice is given by a Bank pursuant to Clause 14(A) or Clause 16(A)(2), then the relevant Borrower, at its expense, at any time within 180 days after the occurence of the relevant event or circumstance, so long as no Event of Default shall have occurred and be continuing, may by notice to such Bank require it to novate its rights and obligations hereunder (including its Commitments and Outstandings) in accordance with Clause 29 at, in the case of

Outstandings, their principal amount plus accrued interest, to a bank or financial institution specified by the relevant Borrower which is willing to take such a novation as aforesaid, provided that:-

         (1) such novation shall not conflict with or violate any law applicable to or binding on such Bank; and

         (2) that Borrower shall have paid to the Bank all amounts (other than interest) accrued and owing hereunder.

Notwithstanding the above, a Borrower shall not be entitled to require a novation under this Clause 17(B) with respect to any Bank if (i) the relevant Bank shall have mitigated the effect of the relevant event or circumstance as provided in Clause 17(A)(2) and the novation would have no greater or further mitigating effect or (ii) the relevant event of circumstances are applicable to all the Banks.

18.      PAYMENTS

(A) Manner of Payments: On each date on which an Advance is to be made, each Bank shall make its share of that Advance available to the Agent, and on each date on which any sum is due from a Borrower it shall make that sum available to the Agent, by payment in Sterling in immediately available cleared funds by not later than 11.00 a.m., to the Agent's account CHAPS Code 16-55-80 or, as the case may be, such other account of the Agent and/or with such other bank in the City of London as the Agent shall have designated to it for that purpose.

(B) Disbursement to Borrower: The Agent shall make the amounts so received by it from the Banks available to the relevant Borrower before close of business in the City of London on that date by payment in the same funds as received by the Agent to such account with such bank as that Borrower shall have specified in the relevant Notice of Drawing. If any Bank makes its share of an Advance available to the Agent later than required by Clause 18(A), the Agent shall (without prejudice to any rights the relevant Borrower may have against such Bank in respect thereof) make that share available to the relevant Borrower as soon as practicable thereafter. Notwithstanding Clause 18(A) and this Clause 18(B), the Banks agree that funds in respect of the Advances to be made for the purpose of Clause 2(E)(1) shall be made available as directed by the relevant Borrower not later than 10.00 a.m. on the date of such Advances.

(C) Distribution to Banks: The Agent shall make available to each Bank before close of business in the City of London on that date its pro rata share (if any) of any sum so received by the Agent from a Borrower in the same funds as received by the Agent to such account of that Bank with such bank in the City of London as it shall have designated to the Agent for that purpose. If any sum is received by the Agent from a Borrower later than required by Clause 18(A), the Agent shall make each Bank's share (if any) available to it as soon as practicable thereafter.

(D) Netting of Payments: Notwithstanding any other provision of this Agreement if on any date an amount (the "first amount") is to be advanced by a Bank to a Borrower under this Agreement and an amount (the "second amount") is due from that Borrower to that Bank under this Agreement, that Bank shall apply the first amount in or towards payment of the second amount. The relevant Bank shall remain obliged to advance any excess (or, as the case may be, the relevant Borrower shall remain obliged to pay any shortfall) in accordance with this Clause 18. Nothing in this Clause 18(D) shall be effective to create a charge.

(E) Order of Distribution: If the amount received by the Agent from a Borrower on any date is less than the total sum remaining and/or becoming due under this Agreement from that Borrower on that date, the Agent shall apply that amount in or towards payment of the following sums in the following order:-

         (1) first, any sum then due to the Agent in its capacity as such from that Borrower;

         (2) secondly, in or towards payment pro rata of any sums (other than principal of or interest on the Advances) then due to the Banks (or any of them) from that Borrower;

         (4) thirdly, in or towards payment pro rata of any interest then due on the Advances from that Borrower; and

         (5) fourthly, in or towards payment pro rata of any principal then due from that Borrower.

Any such applications shall override any purported appropriation by any Person. For this purpose, the Agent may (if and to the extent necessary) convert one currency into another.

(F) Refunding of Payments: The Agent shall not be obliged to (but may) make available to any Person any sum which it is expecting to receive for the account of that Person until it has been able to establish that it has received that sum. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:-

         (1) the Person to whom the Agent made that sum available shall on request refund it to the Agent; and

         (2) that Person or (at the option of the Agent) the Person by whom that sum should have been made available shall on request pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it.

The Agent may not request a Borrower to refund any sum made available to it by the Agent except to the extent that the Agent has still not received that sum from the Bank(s) in question by close of business in the place of payment on the second Business Day after the date on which the Agent made that sum available to that Borrower.

(G)      Non-Business Days:

(1) If any Repayment Date, any Interest Payment Date or the Final Maturity Date would otherwise fall on a non-Business Day, it shall instead fall on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(2) Any payment to be made by the Borrower on a day which is not a Repayment Date or, as the case may be, an Interest Payment Date or the Final Maturity Date and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day.

(3) Any Term and any Interest Period will end on the last day of a calendar month if it is for a complete number of months and either:-

         (a)it commenced on the last Business Day of a calendar month; or

         (b)it commenced on a day for which there is no corresponding day in the month in which it is due to end.

              SECTION VII - WARRANTIES, UNDERTAKINGS, DEFAULT, ETC

19.      REPRESENTATIONS AND WARRANTIES

Each of Southern UK and SWEB severally represents and warrants to and for the benefit of each of the Agent and the Banks (but only in relation to itself and its Subsidiaries) as follows:-

         (A) Status: It is a limited liability company incorporated under the Companies Act 1985 in England and Wales.

         (B) Powers: It has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement.

         (C) Authorisation and Consents: All action, conditions and things required by the laws of England to be taken, fulfilled and done
        (including the obtaining of any necessary Consents) in order:-

                  (1) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

                  (2) to ensure that those obligations are valid, legally binding and enforceable;

                  (3) to ensure that those obligations rank and will at all times rank in accordance with Clause 21(A); and

                  (4) to make this Agreement admissible in evidence in the courts of England,

         have been taken, fulfilled and done.

         (D) Non-Violation of Laws etc.: Its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:-

                  (i) any law to which it is subject and violation of which has or is likely to have a Material Adverse Effect on it; or

                  (ii)     its Memorandum or Articles of Association.

         (E) Obligations Binding: Its obligations under this Agreement are valid, binding and enforceable.

         (F) Non-Violation of other Agreements: Its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, to an extent or in a manner which has or is likely to have a Material Adverse Effect on it, any agreement to which it is a party or which is binding on it.

         (G) No Event of Default: No Event of Default has occurred and is continuing, or will occur as a result of making any advance under the Facilities, other than any which have been waived.

         (H) No Material Adverse Change: Other than as disclosed in writing to the Arranger prior to the date of this Agreement or in information which has become generally available to the public, there has been no material adverse change in its financial condition or operations since, in the case of SWEB, 31 March, 1995 and, in the case of Southern UK, 23 June, 1995 (being its date of incorporation), nor in the respective consolidated financial condition or operations of it and its Subsidiaries since that date.

         (I) Litigation: So far as it is aware, no litigation, arbitration or administrative proceeding is current, pending or threatened:-

                  (i) to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with any of its obligations under this Agreement; or

                  (ii) which has or is likely to have a Material Adverse Effect on it.

         (J) Winding-up: No meeting has been convened for its winding-up and, so far as it is aware, no petition, application or the like is outstanding for its winding-up.

         (K) Information: So far as it is aware, the information provided by it to the Banks in connection with the Facilities was true and accurate in all material respects at the date so provided.

         (L) Repetition: Each of the representations and warranties in Clauses 19(A) to (E) will be correct and complied with in all material respects on each date on which a Term Advance is made and on each date on which a Revolving Advance is made as if repeated then by reference to the then existing circumstances.

Each representation and warranty in Clauses 19(C) and (E) shall (where applicable) be subject, as to matters of law only, to the qualifications in the legal opinion delivered under Clause 3.

20.      INFORMATION

Each of Southern UK and SWEB severally undertakes (but only in relation to itself and its Subsidiaries) that, so long as any sum remains to be lent or remains payable under this Agreement:-

         (A) Audited Annual Accounts: As soon as available and in any event within 180 days after the end of each of its financial years (beginning with the accounting reference period ended on 31 December, 1995), it will deliver to the Agent copies of its annual report and audited consolidated accounts (unless it does not prepare consolidated accounts, in which case it will deliver its non-consolidated accounts) as at the end of and for that financial year, together with copies of the related directors' and auditors' reports.

         (B) Semi-Annual Information: As soon as available and in any event within 90 days after the end of the first six months of each of its financial years (beginning with the first to end after the date of this Agreement), it will deliver to the Agent copies of the unaudited consolidated accounts (unless it does not prepare consolidated accounts, in which case it will deliver its non-consolidated accounts) as at the end of and for that six month period. (C) Litigation: It will promptly deliver to the Agent for distribution to the Banks a description of any litigation, arbitration or administrative proceeding which, if to its knowledge it had been current, pending or threatened at the date of the Agreement, would have rendered the representation and warranty in Clause 19(I) incorrect.

         (D) Events of Default: It will promptly notify the Agent of the occurrence of any Event of Default.

         (E) Other Information: The Agent may from time to time request each of Southern UK and SWEB to deliver to it such further information relating to their respective assets, businesses and/or financial conditions as may be reasonably necessary in order to enable the Banks to monitor the compliance of the Borrowers with their respective obligations under this Agreement or as may otherwise be material in the context of the proper administration and maintenance of this Agreement by the Agent and each of the Banks. Each of Southern UK and SWEB severally undertakes (in relation to such information relating to itself and its Subsidiaries) that it will deliver all information so requested to the Agent as soon as reasonably practicable.

21.      UNDERTAKINGS

(A) (1) Ranking of Obligations: Each of Southern UK and SWEB severally undertakes (but only in relation to itself) that, so long as any sum remains to be lent or remains payable under this Agreement, its payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its other unsecured Indebtedness except for such unsecured Indebtedness as would be mandatorily preferred by law.

(B) Southern UK undertakes (but in relation to Clause 21(B)(3) only to the Revolving Banks) that, so long as any sum remains to be lent or remains payable under this Agreement:-

         (1) Negative Pledge: It will not and will ensure that none of its Material Subsidiaries will create after the date of this Agreement any Security on or over their respective Assets to secure the payment of Indebtedness in respect of Borrowed Money of any Person except for:-

                  (i) any Security created under or in connection with or arising out of any pooling and settlement agreements (including, but without limitation, the Pooling and Settlement Agreement) or pooling and settlement arrangements of the electricity supply industry or any transactions or arrangements entered into in connection with the management of risks relating thereto;

                  (ii) in respect of overdue amounts which have not been overdue for more than 30 days and/or are being contested in good faith, liens arising solely by operation of law or by order of a court or tribunal (or by an agreement of similar effect) and/or in the ordinary course of business or operations;

                  (iii) any Security created after the date of this Agreement for the sole purpose of re-financing all or any part of either Facility (at the option of Southern UK) provided that the monies borrowed or raised on such Security shall, to that extent, be applied in accordance with this Agreement in or towards repayment of the relevant Facility;

                  (iv) any Security arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired in the ordinary course of business or operations;

                  (v) any Security created on any Asset acquired after the date of this Agreement for the sole purpose of financing or re-financing that acquisition and securing a principal, capital or nominal amount not exceeding the cost of that acquisition;

                  (vi) any Security outstanding on or over any Asset acquired after the date of this Agreement and in existence at the date of such acquisition;

                  (vii) any Security created or outstanding on or over any Asset of any company which becomes a Material Subsidiary of Southern UK after the date of this Agreement where such Security is created prior to the date on which such company becomes a Material Subsidiary of Southern UK;

                  (viii) any Security created on any Asset to secure any Indebtedness in respect of Borrowed Money incurred in connection with the financing of any Asset or project in respect of which the repayment of that Borrowed Money is to be made from the revenues arising out of, or other proceeds of realisation from, that Asset or project, with recourse to those revenues and proceeds and other Assets used in connection with, or forming the subject matter of, that Asset or project but without recourse (or with such limited recourse as the Majority Banks may from time to time agree) to any other Assets of the Group;

                  (ix)any Security created or outstanding with the prior approval of the Majority Banks; and

                  (x) any Security created or outstanding on or over Assets of Southern UK or any of its Material Subsidiaries provided that the aggregate outstanding principal or nominal amount secured by all Security created or outstanding under this exception on or over such Assets shall not at any time exceed (pound)25,000,000 or its equivalent.

         (2)      Disposals:

                  (i) Southern UK will not, and will ensure that no other member of the Group will, (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) sell, transfer or lease or otherwise dispose of or cease to exercise control over all or substantially all of its Assets (other than cash) or any part of its Assets (other than cash) which is substantial in the context of the consolidated total assets of the Group.

                  (ii) The following disposals shall not be taken into account under Clause 21(B)(2)(i):-

                           (a) disposals in the ordinary course of business or operations (including, without limitation, disposals of subsidiaries or lines of business, provided that this shall not include a disposal of the core electricity distribution business);

                           (b) disposals on normal commercial terms of obsolete assets or assets no longer required for the purpose of the relevant Person's business or operations;

                           (c) the realisation of investments acquired, purchased or made by the temporary application of funds not immediately required in the relevant Person's business or operations;

                           (d) the exchange of Assets for other Assets of a similar nature and value, or the sale of Assets on normal commercial terms for cash which is payable in full on the completion of the sale and is to be, and is, applied in or towards the purchase of similar Assets within 6 months;

                           (e) the disposal of Assets by one wholly-owned Subsidiary of Southern UK to another or (if the consideration for the disposal does not exceed a normal commercial consideration) to Southern UK by one of its Subsidiaries;

                           (f) disposals of any National Grid shares on normal commercial terms;

                           (g) disposals in connection with sale-and-leaseback or sale and repurchase transactions or any other form of "off balance sheet" financing, provided that the aggregate book value (in the books of the disposing party) of all Assets the subject of all such disposals made during the period commencing on the date of this Agreement and ending on the date when no amount remains to be lent or remains payable under this Agreement shall not exceed (pound)50,000,000; and

                           (h) any disposal which the Majority Banks shall have agreed shall not be taken into account.

         (3)      Financial Undertaking:

                  At the end of each, and of the first six months of each, financial year of SWEB (commencing with the current financial year) the ratio of PBIT to Debt Service for, in the case of the first application of this paragraph, the six month period ending on 30 June 1996 or any shorter period commencing on 1 January 1996 and ending on any accounting reference date falling prior to 30 June 1996 and, in every other case, for the twelve month period then ending will not be less than 2.0 to 1.

         (4) Financial Statements: If any financial statement delivered or to be delivered to the Agent under Clause 20(A) or (B) is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles:-

                  (a) SWEB and the Agent (on behalf of and after consultation with all the Banks) shall, on the request of the Agent or SWEB, negotiate in good faith with a view to agreeing such amendments to the above financial ratios and/or the definitions of the terms used in them as are necessary to give the Banks comparable protection to that contemplated at the date of this Agreement.

                  (b) If amendments are agreed by SWEB and the Majority Banks within 25 days, those amendments shall take effect in accordance with the terms of that agreement.

                  (c) If such amendments are not so agreed within 25 days, SWEB shall:-

                           (i)within 30 days after the end of that 25 day period

                           and

                           (ii)with all subsequent financial statements to be delivered to the Agent under Clause 20(A) or (B)

                  deliver to the Agent details of all such adjustments as need to be made to the relevant financial statements to bring it into line with the Companies Act 1985 (as in effect on the date of this Agreement) and Applicable Accounting Principles.

(C) Environmental and other Applicable Law: Southern UK will and will ensure that its Material Subsidiaries will comply with all applicable Environmental Law and other regulations, orders or other law applicable to the conduct of the business of the supply or distribution of electricity, in each case, where failure to do so would have a Material Adverse Effect.

(D) Release of Security: Southern UK shall procure the release of the security granted in respect of the Bonds upon or promptly following the redemption of all the Bonds. Promptly following that release, Southern UK will deliver to the Agent a copy of the document evidencing or effecting that release.

(E) Accounting Reference Period: SWEB shall use all reasonable endeavours to procure formal confirmation within 30 days of the date of this Agreement (or such longer period as the Majority Banks may agree) of approval by the Director General of Electricity Supply to the financial year of SWEB ending each year on 31 December, failing which SWEB shall promptly take those steps necessary to specify a new accounting reference date in compliance with the Licence.

22.      EVENTS OF DEFAULT

The following are Events of Default:-

         (A) Non-Payment: Either Borrower fails to pay any sum payable under this Agreement when due and such failure continues for a period of 5 Business Days after notice of such failure has been given to it by the Agent.

         (B) Breach of Financial Undertakings or Certain Other Obligations:
         Southern UK or SWEB does not perform or comply with its respective obligations under Clause 21(B)(1),(2) or (3).

         (C)      Breach of Representation or Warranty:

                  (1) A Borrower does not perform or comply with any of its other obligations under this Agreement in any material respect or any representation or warranty by a Borrower in this Agreement or in any document delivered under it is or proves to have been incorrect when made or deemed repeated and, in any such case, if capable of remedy, is not remedied within 45 days after notice has been given to the relevant Borrower by the Agent requiring the same to be remedied.

                  (2) Any written representation or warranty contained in any letter or notice from either Borrower included in the Information Memorandum is untrue in any material respect at the date thereof.

         (D) Cross Default: Any other Indebtedness of a Borrower for Borrowed Money becomes due and payable before its normal maturity (whether by declaration or automatically) by reason of default on the part of that Borrower or is not paid when due nor within any applicable grace period, other than in circumstances where such default or liability to pay is being contested in good faith and by appropriate proceedings. However, (1) no Event of Default will occur under this Clause 22(D) unless and until the aggregate amount of such Indebtedness in respect of which one or more of the events mentioned above in this Clause 22(D) has occurred exceeds (pound)20,000,000 or its equivalent and (2) no Term Event of Default will occur under this Clause 22(D) solely as a consequence of a breach by SWEB of Clause 21(B)(3).

         (E) Insolvency: A Borrower is declared by a court of competent jurisdiction to the insolvent or a winding-up order is made by a court of competent jurisdiction in respect of a Borrower.

         (F) Enforcement Proceedings: A distress, attachment, execution or other legal process material in relation to the relevant Borrower's ability to perform its payment obligations under this Agreement is levied, enforced or sued out on or against the Assets of a Borrower and is not discharged or stayed within 90 days.

         (G) Control: (1) SWEB ceases to be Controlled, directly or indirectly, by Southern UK, (2) SWEB ceases to be Controlled, directly or indirectly, by The Southern Company, a corporation organised under the laws of the State of Delaware.

         (H) Licence: Either (1) the Secretary of State gives notice in writing of the unconditional revocation of the Licence in accordance with the terms as to revocation set out in Schedule 2 to the Licence and that notice is not withdrawn or being contested in good faith by appropriate proceedings or (2) the Licence is revoked, in either case, other than in circumstances which permit SWEB or another member of the Group to carry on the distribution business of SWEB either without a licence as a result of any change in the Act or with a new public electricity supply licence issued under the Act.

         (I) Pooling and Settlement Agreement: SWEB ceases to be a party to the Pooling and Settlement Agreement other than in circumstances where SWEB or another member of the Group is able to carry on the distribution business of SWEB.

If at any time and for any reason (and whether within or beyond the control of any party to this Agreement) any Revolving Event of Default has occurred and is continuing, the Agent, if so instructed by the Majority Revolving Banks, shall by notice to Southern UK declare:-

         (1) the Revolving Commitments to be cancelled, whereupon they shall be cancelled; and/or

         (2) all Revolving Advances, all unpaid accrued interest or fees and any other sum then payable under the Revolving Facility to be immediately due and payable, whereupon they shall become so due and payable.

If at any time and for any reason (and whether within or beyond the control of any party to this Agreement) any Term Event of Default has occurred and is continuing, the Agent, if so instructed by the Majority Term Banks, shall by notice to Southern UK declare:-

         (1) the Term Commitments to be cancelled, whereupon they shall be cancelled and/or

         (2) all Term Advances, all unpaid accrued interest or fees and any other sum then payable under the Term Facility to be immediately due and payable, whereupon they shall become so due and payable.

23.      DEFAULT INTEREST

(A) Interest on Overdue Sums: If a Borrower does not pay any sum payable under this Agreement when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Agent (both before and after judgment) in accordance with this Clause 23. For the purpose of this Clause 23, if any payment is received by the Agent on the due date, but after the time required by Clause 18(A) and too late to be made available by the Agent on that due date to the Person(s) entitled to it under Clause 18(E), that payment shall be deemed to be received on the next Business Day (but the Agent will give credit to the relevant Borrower for any interest earned by the Agent on the relevant sum pending distribution to such Person(s)).

(B) Default Interest Periods and Rates: Interest under this Clause 23 shall be calculated by reference to successive Interest Periods, each of which (other than the first, which shall begin on the due date) shall begin on the last day of the previous one. Each such Interest Period shall be of 3 months or such shorter period as the Agent may from time to time select and the rate of interest applicable for all or any part of a particular Interest Period shall be the rate per annum equal to the sum of 1% and the rate which would be applicable to that overdue sum for (or, as the case may be, for that part of) that Interest Period under Clause 9(B) if that overdue sum were a non Term Advance, except as follows:-

         (1) Subject to the following exceptions, until the third Business Day after the Agent becomes aware of the relevant default, each Interest Period relating to the relevant overdue sum shall be an "overnight" period beginning on one Business Day and ending on the next and the rate of interest for a particular "overnight" period shall be the rate per annum equal to the sum of 1%, the Margin, the Associated Costs and the arithmetic mean (rounded, if necessary, to the nearest 5 decimal places) of the respective rates quoted by each Reference Bank to the Agent on request as the rate at which it is offering "overnight" deposits in the currency of that overdue sum for that period in amounts comparable to that overdue sum.

         (2) If the overdue sum is of principal of an Advance and becomes due before the last day of its Term, in the case of a Revolving Advance, or otherwise than on the last day of an Interest Period relating to that Advance, in the case of a Term Advance, the first Interest Period applicable to that overdue sum shall end on that last day and the rate of interest applicable to that sum for that Interest Period shall be the rate per annum equal to the sum of 1% and the rate applicable to it immediately before it became due.

         (3) If any event mentioned in Clause 16(A) occurs in relation to any Interest Period applicable to an overdue sum, the rate of interest payable on each Person's share of that sum for all or any part of that Interest Period shall be the sum of 1%, the Margin, the Associated Costs and the cost to that Person (as certified by it and expressed as a rate per annum) of funding its share during that Interest Period by whatever means it reasonably determines to be appropriate.

         (4) Any Interest Period which would otherwise end on a non-Business Day shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(C) Notification, Payment and Compounding of Default Interest: The Agent shall promptly notify the relevant Borrower and the relevant Banks of each rate of interest determined by it in accordance with this Clause 23. Interest accrued under this Clause 23 shall be due on the last day of the relevant Interest Period. If not paid when due, the interest shall be added to the overdue sum and itself bear interest accordingly.

24.      INDEMNITIES

(A) Miscellaneous Indemnities: A Borrower shall within 15 days of demand indemnify the Agent and each Bank against any funding or other cost, loss, expense or liability in an amount certified by it in reasonable detail (together with documentation in support) sustained or incurred by it as a result of:-

         (1) an Advance to be made to that Borrower not being made by reason of non-fulfilment of any of the conditions in Clause 4(A) or 7(A) or not being made by reason of that Borrower purporting to revoke a notice requesting an Advance; or

         (2) the receipt or recovery by any party (or the Agent on its behalf) of all or any part of an Advance or overdue sum due from that Borrower otherwise than on, in the case of a Revolving Advance, the Repayment Date of that Advance or, in the case of a Term Advance or an overdue sum, the last day of an Interest Period relating to that Term Advance or that overdue sum, as the case may be.

(B) Broken Funding Costs: In the case of Clauses 24(A)(1) and (2) above, the amount payable shall in any event include the amount (if any) by which:-

         (1) the amount of interest which the relevant Person is able to obtain by placing an amount equal to its share of the relevant Advance or overdue sum on deposit in the London inter-bank market, for the remainder of the relevant Term or Interest Period, as soon as reasonably practicable after it becomes aware of the relevant event referred to in Clause 24(A)(1) or (2)

is less than:-

         (2) the amount of interest (other than in respect of Associated Costs or, in the case of the application of Clause 14 only, Margin) which, in accordance with the expressed terms of this Agreement, would otherwise be payable to that Person on its share of that Advance for its Term or Interest Period or (as the case may be) on the relevant amount so received or recovered for the remainder of the relevant Term or Interest Period.

(C) Indemnities Separate: Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent and/or any Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

                         SECTION VIII - AGENT AND BANKS

25.      THE AGENT

(A) Appointment of Agent: Each Bank irrevocably appoints the Agent to act as its agent for the purpose of this Agreement and authorises it to take such action and exercise such rights, powers and discretions as are specifically delegated to it by this Agreement and such other action, rights, powers and discretions as are reasonably incidental. However, the Agent may not begin any legal action or proceeding in the name of a Bank without its consent. The relationship between the Agent and the Banks is of agent and principal only. The Agent shall not be a trustee for any Bank, nor an agent or trustee for a Borrower, under or in relation to this Agreement.

(B)      Agent's Duties:  The Agent shall:-

         (1) promptly send to each Bank details of each communication received by it from a Borrower under this Agreement, except that details of any communication relating to a particular Bank shall be sent to that Bank only;

         (2) promptly send to each Bank a copy of any legal opinion delivered under this Agreement and of any document or information received by it under Distribution System Clause 20;

         (3) subject to the other provisions of this Clause 25, act in accordance with any instructions from the Majority Banks or, if so instructed by the Majority Banks, refrain from exercising a right, power or discretion vested in it under this Agreement; and

         (4) have only those duties, obligations and responsibilities, of a solely mechanical and administrative nature, expressly specified in this Agreement.

(C)      Agent's Rights:  The Agent may:-

         (1) perform any of its duties, obligations and responsibilities under this Agreement by or through its personnel or agents;

         (2) refrain from exercising any right, power or discretion vested in it under this Agreement until it has received instructions from the Majority Banks as to whether (and, if it is to be, the way in which) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Banks;

         (3) treat (a) the Bank which makes available any share of an Advance as the Person entitled to repayment of that share unless all or part of it has been novated (or the Agent has received notice of assignment of all or part of it) in accordance with Clause 29(C) and (b) the office set out under a Bank's name at the end of this Agreement (or, as the case may be, set out in the relevant Novation Notice or notice of assignment) as its Facility Office in respect of the relevant Facility unless the Agent has received from that Bank a notice of change of Facility Office in respect of that Facility in accordance with Clause 29(D). The Agent may act on any such novation or notice until it is superseded by a further novation or notice;

         (4) refrain from doing anything (including, without limitation, disclosing any document or information) which would or might in its opinion be contrary to any law or Directive, be a breach of secrecy or confidentiality or otherwise render it liable to any Person and may do anything which is in its opinion necessary to comply with any law or Directive;

         (5) assume that no Event of Default has occurred unless an officer of the Agent, while active on the account of a Borrower, acquires actual knowledge to the contrary;

         (6) refrain from taking any step (or further step) to protect or enforce the rights of any Person under this Agreement until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result;

         (7)rely on any communication, certificate, legal opinion or other document believed by it to be genuine;

         (8)rely as to any matter of fact which might reasonably be expected to be within the knowledge of a Borrower on a statement by or on behalf of that Borrower;

         (9)obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

         (10)retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account; and

         (11)accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to this Agreement or any subsidiary or associated company of any party (and, in each case, may do so without liability to account).

(E) Exoneration of Agent: As between the Agent and the Banks, neither the Agent nor any of its respective personnel or agents shall be:-

         (1) responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in this Agreement or any notice or other document delivered under or in connection with this Agreement;

         (2) responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of this Agreement or any such notice or other document;

         (3) obliged to enquire as to the occurrence or continuation of an Event of Default; or

         (4) liable for anything done or not done by it or any of them under or in connection with this Agreement save in the case of its or their own gross negligence or wilful misconduct.

(F) Agent as Lender: The Agent shall have the same rights and powers with respect to its Commitments and share of the Advances (if any) as any other Bank and may exercise those rights and powers as if it were not also acting as Agent.

(G) Non-Reliance on Agent: Each Bank confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial condition, prospects, creditworthiness, status and affairs of a Borrower and its Subsidiaries and has not relied, and will not at any time rely, on the Agent and/or any other Bank:-

         (1) to provide it with any information relating to the business, financial condition, prospects, creditworthiness, status or affairs of a Borrower or any other Person, whether coming into its possession before or after the making of any Advance (except, in the case of the Agent, as stated in Clause 25(B)); or

         (2) to check or enquire into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information at any time provided by or on behalf of a Borrower or any other Person under or in connection with this Agreement (whether or not that information has been or is at any time circulated to it by the Agent; or

         (3) to assess or keep under review the business, financial condition, prospects, creditworthiness, status or affairs of a Borrower or any other Person.

(H) Indemnity to Agent: To the extent that a Borrower does not do so on demand or is not obliged to do so, each Bank shall on demand indemnify the Agent in the proportion borne by its Outstandings to all the Outstandings at the relevant time (or, if there are then no Outstandings, in the proportion borne by its Commitment to the total Commitments) against any cost, expense or liability mentioned in Clause 27 or sustained or incurred by the Agent in complying with any instructions from the Majority Banks or otherwise sustained or incurred by it in connection with this Agreement or its duties, obligations and responsibilities under this Agreement except routine administrative costs and expenses of the Agent or to the extent that they are sustained or incurred as a result of the gross negligence or wilful misconduct of the Agent or any of its personnel or agents.

(I) Resignation of Agent: Notwithstanding the irrevocable appointments and authorisation in Clauses 25(A) and (J), the Agent may resign at any time (after consultation with Southern UK) if it gives at least 30 days' notice to Southern UK and the Banks and the Agent may at any time be removed by the Majority Banks by giving not less than 30 days' notice to the Agent and Southern UK. However, no resignation or removal shall be effective until the successor has been appointed and accepted its appointment in accordance with this Clause 25(I). The Majority Banks may appoint a successor to the resigning or removed Agent acceptable to Southern UK but, if the successor has not been so appointed and accepted its appointment within 15 days after the date of the notice of resignation or, as the case may be, removal, Southern UK may appoint a successor Agent, which (if any Bank is willing to accept such appointment) must be a Bank, failing which, must be a reputable and experienced bank with an office in London. Any appointment of a successor must be in writing, signed by the Person(s) appointing that successor and delivered to that successor. Any acceptance of such appointment must be in writing, signed by the Person appointed and delivered to the Person(s) appointing that successor. The other parties to this Agreement shall be promptly informed of the acceptance by a successor Agent. Upon the successor accepting its appointment, the resigning or, as the case may be, removed Agent shall be automatically discharged from any further obligation under this Agreement and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if the successor had been the original Agent party to this Agreement. The resigning or, as the case may be, removed Agent shall provide its successor with (or with copies of) such records as its successor requires to carry out its duties under this Agreement.

(J) Novation Notice: Each Borrower and Bank (except for a Bank voluntarily seeking the relevant novation) irrevocably authorises the Agent to sign each Novation Notice on their behalf.

26.      SET-OFF/PRO RATA SHARING

(A) Set-Off: Each Borrower authorises any other party to this Agreement to apply at any time after an Event of Default shall have occurred (and provided the same is continuing) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability of, any office of that party in or towards satisfaction of any sum then due from that Borrower to that party under this Agreement and unpaid and, for that purpose, to convert one currency into another (but so that nothing in this Clause 26(A) shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(B) Pro Rata Sharing: If at any time the proportion received or recovered (whether by direct payment, by exercise of any right of set-off, combination of accounts or lien, or otherwise) by any Bank in respect of the total sum which has become due to it from a Borrower under this Agreement before that time exceeds the proportion received or recovered by the Bank(s) receiving or recovering the smallest proportion (if any), then:-

         (1) within 2 Business Days after receiving a request from the Agent, that Bank shall pay to the Agent an amount equal to the excess;

         (2) the Agent shall promptly distribute that payment as if it were made by the relevant Borrower; and

         (3) as between that Borrower and the Banks, that excess amount shall be treated as having been paid to the Banks to which (and in the proportions in which) it is distributed under (2) above, rather than as having been paid to that Bank.

Within 2 Business Days after any Bank receives or recovers any such sum otherwise than by payment through the Agent, that Bank shall notify the Agent of the amount and currency so received or recovered, how it was received or recovered and whether it represents principal, interest or other sums. If all or part of any amount so received or recovered by that Bank has to be refunded by it (with or without interest), each Bank to whom any part of that amount has been distributed shall (within 2 Business Days after receiving a request from that Bank) in turn pay to that Bank its proportionate share of the amount to be refunded and of any interest required to be paid by that Bank on that amount in respect of all or any part of the period from the date of the relevant distribution to the date of that payment to that Bank.

Any amount received or recovered by a Bank under a novation, assignment, sub (or the like) shall be ignored for the purpose of this Clause 26(B). Furthermore, a Bank shall not be obliged to share any amount which it has received or recovered as a result of taking legal proceedings with any other Bank which had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

This Clause 26(B) shall apply, with any necessary modifications, to any amount set-off under Clause 26(A) by any party to this Agreement in respect of any sum due to any other party under this Agreement.

                        SECTION IX - MISCELLANEOUS

27.      EXPENSES AND STAMP DUTY

Whether or not any Advance is made, Southern UK shall pay:-

         (A) Initial Expenses: on demand, all costs and expenses (including Taxes thereon and legal fees) incurred by the Agent in connection with the preparation, negotiation, entry into or advertising of this Agreement (up to such amount as provided in a letter of today's date from Southern UK to the Agent) and/or any amendment of, supplement to or waiver in respect of this Agreement;

         (B) Enforcement Expenses: on demand, all costs and expenses (including Taxes thereon and legal fees) properly incurred by the Agent or any Bank in protecting or enforcing any rights under this Agreement and/or any such amendment, supplement or waiver; and

         (C) Stamp Duty: promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar Tax payable in the United Kingdom in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement and/or any such amendment, supplement or waiver, and shall indemnify the Agent and the Banks against any liability with respect to or resulting from any delay in paying or omission to pay any such Tax.

28.      CALCULATIONS AND EVIDENCE

(A) Basis of Calculation: All interest and fees shall accrue from day to day and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

(B) Loan Accounts: The entries made in the accounts maintained by each Bank in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the relevant Borrower recorded in them.

(C) Certificates: Any certificate, determination, notification or the like of the Agent or any Bank as to any sum claimed shall be supported by reasonable documentation and shall set out the basis of computation of that sum in reasonable detail.

29.      NOVATION

(A) Benefit and Burden of this Agreement: This Agreement shall benefit and bind the parties, any New Bank in respect of which a Novation Notice becomes effective in accordance with Clause 29(C), their permitted assignees and their respective successors. Any reference in this Agreement to any party shall be construed accordingly.

(B) Borrowers: A Borrower may not assign or transfer all or part of its rights or obligations under this Agreement.

(C) Banks: Any Bank may at any time novate all or part (being not less than (pound)15,000,000) of its share of an Advance or all or part of its Commitments to any Qualifying Lender with the prior consent of Southern UK (such consent not to be unreasonably withheld), provided that no assignment of all or any part of a Term Commitment or Revolving Commitment shall be made by a Bank unless simultaneously herewith a pro rata amount of each of that Bank's outstanding Term Advances or, as the case may be, Revolving Advances are also novated to the relevant Person. Any such novation shall be made by delivering to the Agent a duly completed and executed Novation Notice. On receipt of such a notice, the Agent shall countersign it for and on behalf of itself and the other parties to this Agreement and shall promptly notify the Borrower thereof. Subject to the terms of that Novation Notice:-

         (1) to the extent that in that Novation Notice the relevant Bank seeks to novate its share of an Advance and/or its Commitments, the relevant Borrower and that Bank shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as "discharged rights and obligations");

         (2) the relevant Borrower and the relevant New Bank shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the discharged rights and obligations only insofar as that Borrower and that New Bank have assumed and acquired the same in place of relevant Borrower and that Bank; and

         (3) the New Bank and the other parties to this Agreement (other than the Borrowers) shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that New Bank been an original party to this Agreement as a Bank with the rights and/or obligations acquired or assumed by it as a result of that novation (and, to that extent, the original Bank and those other parties shall each be released from further obligations to each other).

Any Bank may at any time assign all or part (being not less than (pound)15,000,000) of its Outstandings to any Qualifying Lender with the prior consent of Southern UK (such consent not to be unreasonably withheld).

Each Novation Notice or notice of assignment sent to the Agent shall be accompanied by a transfer fee payable to the Agent by the Bank seeking the novation or, as the case may be, making the assignment. Until further notice, that fee (which will be subject to review by the Agent from time to time) will be (pound)750 for each novation or assignment.

(D) Facility Offices: The initial Facility Office of each Bank in relation to a particular Facility is set under its name at the end of this Agreement. Any

Bank may at any time with the consent of the Southern UK change its Facility Office in relation to all or a specified part of its Commitments and/or Outstandings by notifying the Agent of the fax number, telex number and address of its new Facility Office. The Facility Office must be in the United Kingdom.

(E)      Reference Banks:

         (1) If a Reference Bank ceases to have a London office or novates or assigns all its rights and obligations under this Agreement or if any Commitments of any Reference Bank is cancelled under Clause 11(B) or if its Outstandings are prepaid under Clause 10(B), 14 or 16, it shall be replaced as a Reference Bank by such other Bank with an office in London as the Agent (after consultation with Southern UK) shall designate by notice to the Borrower and the Banks.

         (2) If any Reference Bank does not supply any quotation required from it for the purpose of this Agreement, the relevant arithmetic mean (rounded, if necessary, to the nearest 5 decimal places) shall be determined on the basis of the quotations supplied by the remaining Reference Banks.

(F) Limitation on Certain Obligations of Borrower: If, at the time of any novation or assignment by a Bank or of any change of Facility Office, circumstances exist which would oblige a Borrower to pay to the New Bank or assignee (or, in the case of a change of Facility Office, the relevant Bank) under Clause 13, 14 or 15 any sum in excess of the sum (if any) which it would have been obliged to pay to that Bank under the relevant Clause in the absence of that novation, assignment or change, that Borrower shall not be obliged to pay that excess.

30.      REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

(A) No Implied Waivers, Remedies Cumulative: No failure on the part of the Agent or any Bank to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

(B) Amendments, Waivers and Consents: Any provision of this Agreement may be amended or supplemented only if the Borrowers and the Majority Banks so agree in writing and any Event of Default, provision or breach of any provision of this Agreement may be waived before or after it occurs only if the Majority Banks so agree in writing but:-

         (1) an amendment, supplement or waiver which puts one or more Banks in a better or worse position than one or more other Banks or changes or relates to (a) the amount of either Facility or any Commitment or Available Commitment of any Bank, (b) the Commitment Termination Date or the Final Maturity Date, (c) the amount of the Advances, (d) the amount or date of any repayment, (e) the length of Terms or Interest Periods, (f) the rate or dates of payment of interest, (g) the amount or date(s) of payment of any fee payable under Clause 12, (h) the definition of "Majority Banks" or (i) this Clause 30(B), shall require the agreement of all the Banks and (in the case of an amendment or supplement) the Borrowers also; and

         (2) an amendment, supplement or waiver which changes or relates to the rights and/or obligations of the Agent shall require its agreement also.

Any consent by the Agent or Bank or the Majority Banks under any provision of this Agreement must also be in writing. Any such waiver or consent may be given subject to any conditions thought fit by the Person giving it and shall be effective only in the instance and for the purpose for which it is given.

31.      COMMUNICATIONS

(A) Addresses: Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to it at the fax number, telex number or address, and marked for the attention, if any, from time to time designated by it to the Agent (or, in the case of the Agent, by it to each other party) for the purpose of this Agreement. The initial fax number, telex number, address and marking (if any) so designated by each party are set out under its name at the end of this Agreement. Any communication or document from or to a Borrower shall be sent to, by or through the Agent.

(B) Deemed Delivery: Any communication from a Borrower shall be irrevocable, and shall not be effective until received by the Agent. Any other communication to any Person shall be deemed to be received by that Person (if sent by fax or telex) by the next working day in the place to which it is sent or (in any other case) when left at the address required by Clause 31(A) or within 2 such working days after being put in the post (by airmail if to another country) postage prepaid and addressed to it at that address. For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

32.      PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

33.      NATURE OF RIGHTS AND OBLIGATIONS

(A) Liability Several: The liability of the Banks is several. No party to this Agreement shall be responsible for the obligations of any other party. The failure of a Bank to perform its obligations shall not release any other party from its obligations.

(B) Rights Several: The rights of the Banks are also several. The amount at any time owing by a Borrower to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

(C) Borrowers: The rights and liabilities of the Borrowers are several. A Borrower shall not be responsible for the obligations of the other Borrower. The failure of a Borrower to perform its obligations shall not release any person from its obligations to the other Borrower. The amount at any time owing by a Borrower to any party under this Agreement shall be a separate and independent debt from the amount owing by the other Borrower.

34.      CONFIDENTIALITY

Each of the Arranger, the Agent and the Banks severally undertakes to each Borrower that it will keep confidential and that it will not make use of for any purposes other than the purposes of this Agreement, any documents relating to the Agreement and all of the information distributed on behalf of either Borrower or contained in, received or which may be received under or obtained in the course of discussions relating to this Agreement or the Information Memorandum, other than any such document or information which has become generally available to the public otherwise than by disclosure by any of the Arranger, the Agent or the relevant Bank or any of the persons described in Clause 34(A) below, provided that each of the Arranger, the Agent or the relevant Bank shall be entitled to make disclosure of the same:-

         (A) to its auditors, accountants and legal advisers and to any other professional advisers appointed to act in connection with the administration of this Agreement provided that such information is disclosed only to such person if and to the extent necessary for his activities and each such person will be informed of the confidential nature of the information and the provisions of this Agreement;

         (B) (whether or not the relevant novation, assignment or sub-participation or other arrangement is made) to any actual or potential New Bank, assignee, sub-participant or the like permitted pursuant to this Agreement, provided that before any such disclosure such New Bank, assignee, sub-participant or other Person expressly undertakes to the Agent and each Borrower in writing to be bound by this Clause 34 irrespective of whether the relevant novation, assignment, sub-participation or other arrangement shall proceed;

         (C) to any other third party where the relevant Borrower has previously agreed in writing that disclosure may be made to that third party;

         (D) to any banking or other regulatory or examining authorities (whether governmental or otherwise) where such disclosure is formally requested by them and with whose requests the Arranger, the Agent or the relevant Bank has to comply (or with whose requests banks in the relevant jurisdiction are accustomed to complying);

         (E) pursuant to subpoena or other legal process, or in connection with any action, suit or proceeding relating to this Agreement; and

         (F)      pursuant to any law or regulation having the force of law,

and provided that in the case of disclosure in accordance with paragraphs (D) or
(E) above, the disclosing party shall notify Southern UK before making that disclosure and in consultation with Southern UK take all reasonable steps to seek to preserve the confidentiality of the information to be so disclosed.

35.      COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Agent shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

36.      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England.

                                   SCHEDULE 1

                              Conditions Precedent

1. Certified copies of the Certificate of Incorporation and the Memorandum and Articles of Association of Southern UK.

2. Certified copies of the Certificate of Incorporation and the Memorandum and Articles of Association of SWEB.

3. Certified copy of the resolution of a committee of the Board of Directors of Southern UK approving the transactions and matters contemplated by this Agreement, including the assumption of the rights and obligations of Southern UK thereunder and authorising an authorised signatory to execute this Agreement and/or sign all notices, certificates and other communications to be delivered by that Borrower together with a certified copy of the resolution of the Board of Directors of Southern UK appointing that committee.

4. Certified copy of the resolution of a committee of the Board of Directors of SWEB approving the transactions and matters contemplated by this Agreement, including the assumption of the rights and obligations of SWEB thereunder and authorising a person or persons to execute this Agreement and/or sign all notices, certificates and other communications to be delivered by that Borrower together with a certified copy of the resolution of the Board of Directors of SWEB appointing that committee.

5. A certified specimen of the signature of each person authorised to execute this Agreement on behalf of Southern UK and/or sign all notices, certificates and other communications to be delivered by that Borrower.

6. A certified specimen of the signature of each person authorised to execute this Agreement on behalf of SWEB and/or sign all notices, certificates and other communications to be delivered by that Borrower.

7. Legal opinion, dated on or after the date of this Agreement from Slaughter and May, English legal advisers to the Agent, in the form set out in Schedule 2.

8.       Certified copy of the redemption notice for the Bonds.

                                   SCHEDULE 2

          Form of Legal Opinion of English legal advisers to the Agent


To:      Morgan Guaranty Trust Company of New York,
         60 Victoria Embankment,
         London EC4Y 0JP

         as Agent for the Banks

                                                           [  ] January, 1996

Dear Sirs,

         We have acted as English legal advisers to Morgan Guaranty Trust Company of New York (the "Agent") and J.P. Morgan Securities Ltd. (the "Arranger") in connection with the (pound)600,000,000 Revolving Credit and Term Loan Agreement dated [ ] January, 1996 (the "Agreement") between (1) Southern Investments UK Public Limited Company, (2) South Western Electricity plc (each a "Borrower" and together the "Borrowers"), (3) Morgan Guaranty Trust Company of New York as Bank, (4) the Agent and (5) the Arranger.

         Except where the context otherwise requires, terms and expressions defined in the Agreement have the same meanings when used in this opinion.

         For the purposes of this opinion we have examined the documents listed in the Schedule to this Letter. We have not made any investigation of the laws of any jurisdiction outside England.

We have assumed:-

1. the capacity, power and authority of each of the parties to the Agreement (other than the Borrowers);

2. due execution and delivery of the Agreement by each of the parties thereto and the genuineness of all signatures thereon;

3. that no law of any jurisdiction outside England would render such execution or delivery illegal or ineffective and that, insofar as any obligation under the Agreement is to be performed in, or is otherwise subject to, any jurisdiction other than England, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

4. that the information disclosed by our search on [ ] January, 1996 at the office of the Registrar of Companies in London and at the Central Registry of Winding-up Petitions on [ ] January, 1996 in relation to each of the Borrowers was then complete, up-to-date and accurate and has not since been materially altered or added to, that our enquiries there did not fail to disclose any information relevant for the purposes of this opinion and that no petition for an administration order in respect of either Borrower has been presented in any court in England or Wales;

5. the accuracy and completeness of the resolutions and authorisations as referred to in the Schedule to this letter and that such resolutions were duly passed at properly convened meetings of duly appointed directors of each Borrower, that in each case a duly qualified quorum of such directors voted in favour of approving the resolutions and that any provisions of the Companies Act 1985 or the Articles of Assocation of the relevant Borrower relating to the declaration of directors' interests or the power of interested directors to vote were duly observed;

6.   that all documents submitted to us as copies conform to the originals; and

7. that the borrowing limit in the Articles of Assocation of South Western Electricity plc will not be breached by its utilisation of the Revolving Facility.

         Based on and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us we are of the opinion that:-

         (A) each of the Borrowers is a limited liability company incorporated under the Companies Act 1985 of England and Wales;

         (B) each of the Borrowers has the power to enter into, exercise its rights and perform and comply with its obligations under the Agreement and has authorised the execution, delivery and performance of the Agreement;

         (C)the Agreement constitutes the valid and binding obligations of each of the Borrowers;

         (D)the execution and delivery of the Agreement by each of the Borrowers, the utilisation of the full amount of the Facilities available to each of them and the performance by each of them of all of the obligations expressed to be assumed by them respectively thereunder in compliance with the terms thereof do not violate any provision of such Borrowers' Memorandum and Articles of Association, the Electricity Act 1989 or any other applicable statute, and no authorisations, approvals, consents, licences, exemptions, filings, registrations or other requirements of governmental, judicial and public bodies and authorities of or in England are required in connection with the entry into, performance, validity or enforceability of the Agreement or the transactions contemplated thereby; and

         (E) no stamp or registration duties or similar taxes or charges are payable in the United Kingdom in respect of the execution or delivery of the Agreement.

         This opinion is subject to the following qualifications:-

         (i) we express no opinion as to any law other than English law; thus, we express no opinion on European Community law as it affects any jurisdiction other than England, nor do we express any opinion as to any law of the United States of America or any State thereof;

         (ii) we express no opinion as to whether the equitable remedies of specific performance or injunctive relief would be available in respect of any obligation of either Borrower under the Agreement;

         (iii) insofar as any obligation under the Agreement is to performed in any jurisdiction other than England, an English court may have to have regard to the law of that jurisdiction in relation to the manner of the performance and the steps that are taken in the event of non-performance or defective performance;

         (iv) we express no opinion as to the validity or the binding effect of the obligations set out in Clause 23 of the Agreement, which provides for the payment of interest on overdue sums. An English court would not give effect to such a provision if it could be established that the amount expressed as being payable under Clause 23 was in the nature of a penalty (that is to say, a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained);

         (v) undertakings and indemnities contained in the Agreement may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court; and

         (vi) the obligations of the Borrowers under the Agreement will be subject to any law from time to time in force relating to insolvency or liquidation or any other law or legal procedure effecting generally the enforcement of creditors' rights.

         This opinion is addressed to the Agent for its own benefit as Agent for and on behalf of the Banks in connection with the Agreement. It may not be relied upon by any person other than the Agent and the Banks or used for any other purpose and, without our prior written consent, neither its contents nor its existence may be disclosed to any other person.

                                                     Yours faithfully


                                                     Slaughter and May

                                    SCHEDULE


1.   A signed copy of the Agreement.

2. Certified copies of the Certificates of Incorporation and Memorandum and Articles of Association of each of the Borrowers.

3. Certified copies of resolutions of the Board of Directors of each of the Borrowers dated 16 November 1995 and 8 January 1996 and of the Refinancing Committee of each of the Borrowers dated 11 January 1996.

4. Microfiches in respect of each of the Borrowers obtained by us from Companies Registry on [ ] January, 1996.

5.   The Licence.


                                SCHEDULE 3

                             Novation Notice


To:  [Insert name of Agent]
     [Insert address of Agent]

Attention: [             ]

              SOUTHERN INVESTMENTS UK PUBLIC LIMITED COMPANY
                                  -and-
                      SOUTH WESTERN ELECTRICITY plc
          (pound)600,000,000 Revolving Credit and Term Loan Agreement
                          Dated 12 January 1996

1. This Novation Notice relates to the above Agreement. Terms defined in the Agreement have the same meaning in this Novation Notice.

2.   The undersigned Existing Bank:-

         (A) confirms that, to the extent details appear below under the heading "Rights and/or Obligations to be Novated", those details accurately summarise the rights and/or obligations which are to be novated and which are, upon delivery of this Novation Notice to the Agent (but subject to paragraph 3 below), cancelled and discharged in accordance with Clause 29(C) of the Agreement;

         (B) confirms that any consent required in accordance with Clause 29(C) of the Agreement has been obtained to this novation; and

         (C) gives notice to the undersigned New Bank that the Existing Bank is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Bank.

3. The undersigned New Bank agrees that it assumes and acquires new rights and/or obligations in accordance with Clause 29(C) of the Agreement on and with effect from [ ] 199[ ] [subject only to the Agent's having received tested telex confirmation from [ ] that the sum of [ ] has been credited to the Existing Bank's account with [ ] for value that date].

4.       The undersigned New Bank:-

         (A)confirms that, until further notice, its Facility Office and details for communications are as set out below;

         (B) agrees to perform and comply with the obligations expressed to be imposed on it by Clause 29(C) of the Agreement as a result of this Novation Notice taking effect;

         (C)      acknowledges and accepts paragraph 2(C) above;

         (D) if not already a Bank, appoints the Agent to act as its agent as provided in the Agreement and agrees to be bound by the Agreement (including, but not limited to, Clause 25 and particularly, but not limited to, Clauses 25(E), (G) and (H));

         (E)      confirms that it is a Qualifying Lender.

5. The above confirmations and agreements are given to and for the benefit of and made with each of the other parties to the Agreement.

6. This Novation Notice shall be governed by and construed in accordance with the laws of England.

Existing Bank                           New Bank

Name:                                   Name:

By:                                     By:

     Authorised Signatory                    Authorised Signatory

Date:                    199            Date:                    199


                                        Facility Office

                         Address: [must be in the United
                                    Kingdom]

                                        Fax No:

                                        Telex No:

                                        Attention:

Rights and/or Obligations to be Novated

1.       Existing Bank's [Revolving/Term] Commitment to be novated: (pound)

2.       Existing Bank's share(s) of [Revolving/Term] Advance(s) to be novated:
(pound)[      ]

Borrower: [        ]

Repayment Date/Interest Payment Date: [          ]

Agent

Agreed for and on behalf of itself as Agent and the other parties to the Agreement

Name:

By:

     Authorised Signatory

Date:                      199

                                   SCHEDULE 4

                        Notice requesting Advance


To:      [Insert name of Agent]
         [Insert address of Agent]

Attention:    [Insert name of relevant Department or title of relevant officer]

                 SOUTHERN INVESTMENTS UK PUBLIC LIMITED COMPANY

                                     - and -

                          SOUTH WESTERN ELECTRICITY plc


           (pound)600,000,000 Revolving Credit and Term Loan Agreement dated 12 January 1996

         We refer to the above Agreement. Terms defined in that Agreement have the same meaning in this notice.

        We give you notice that we wish a [Revolving/Term] Advance to be made to us as follows:-

         Amount:

         Date:             199  (or, if that is not a Business Day, the next
         ----
Business Day)

         [Term/First Interest Period:         months [or, if that election is
         ineffective, months]]

       The proceeds of the such Advance are to be made available to us by credit
to [our account/the account of                in favour of ourselves] at
        ,                      ,

We confirm that all representations and warranties of the Borrower in Clauses 19(A) to (E) (except to the extent waived in accordance with Clause 30(B)) have been complied with and would be correct in all First Chicago material respects if repeated on the proposed date of the Advance by reference to the circumstances then existing


     Dated                  199

     [INSERT NAME OF BORROWER]

     By:

     Authorised signatory/ies

                                   SCHEDULE 5

                                Associated Costs

1. Until further notice, Associated Costs in relation to the Term (or any part of the Term) of any Advance or any Interest Period (or part of an Interest Period) relating to any Advance or overdue sum will be determined by the Agent on the basis of calculations made by each Reference Bank as at 11.00 a.m. on the first day of that Term or Interest Period and by reference to circumstances existing as at that time, in accordance with the following formula:-

                              AB + C(B-D) + E(B-F)
                                   100 - (A+E)

where:-

         A = the minimum percentage of eligible liabilities which authorised institutions are then required by the Bank of England to hold in non-interest bearing balances with the Bank of England;

         B = the percentage rate per annum equal to the rate at which that Reference Bank is offered 3 month Sterling deposits by prime banks in the London inter-bank market at or about 11 a.m. on the date of calculation;

         C = the average percentage of eligible liabilities which authorised institutions are then required by the Bank of England to maintain as secured deposits with members of the London Discount Market Association ("LDMA") and/or with money brokers or with gilt edged market markers recognised for this purpose by the Bank of England;

         D = the lower of B and the percentage rate per annum equal to the rates offered to that Reference Bank by a member of the LDMA at or about 11 a.m. on the date of calculation for the placing of a 3 month Sterling deposit by that Reference Bank with that member of the LDMA;

         E = the minimum percentage of eligible liabilities which authorised institutions are then required by the Bank of England to place as special deposits with the Bank of England; and

         F = the lower of B and the percentage rate per annum at which interest is then paid by the Bank of England on special deposits.

For the purpose of this formula, each of those 6 percentages shall be expressed as a number (not a percentage).

2. Each Reference Bank shall use reasonable endeavours to supply to the Agent on request the percentage rate per annum so calculated by it on any date. If any Reference Bank does not do so on request of the Agent, the Agent shall make the relevant determination on the basis of the quotations supplied by the remaining Reference Banks. If no, or only one, Reference Bank supplies a quotation, then instead of Associated Costs being payable in respect of the relevant Term or Interest Period (or part thereof) each Bank shall be entitled to claim compensation under Clause 15.

3. On or before each date on which interest is payable on any Advance or overdue sum in relation to any Term or Interest Period (or part of a Term or Interest Period), the Agent shall determine the arithmetic mean of the percentage rates per annum (or, as the case may be, the average of those arithmetic means, weighted according to the number of days for which each arithmetic mean applies) so calculated by the Reference Banks on the Associated Costs calculation date relating to that Term or Interest Period (or, as the case may be, part of that Term or Interest Period) and, if the arithmetic mean or, as the case may be, weighted average is not a whole multiple of 0.00001% shall round it to the nearest 5 decimal places. The figure so determined shall be the Associated Costs applicable for that Term or Interest Period or, as the case may be, the relevant part of that Term or Interest Period.

4. In the event of the introduction of or any change in any present or future reserve asset ratio, cash ratio, secured deposit, monetary control ratio, special deposit, liquidity and/or similar requirement imposed from time to time by the Bank of England and/or any other Agency of the United Kingdom (but excluding capital adequacy requirements or any change in the minimum percentage of eligible liabilities which authorised institutions are required to maintain in reserve assets, cash ratio deposits, secured deposits or special deposits) or any change in the interpretation or application of any such requirement, the Agent may at any time give notice to the Borrowers and the Banks of (A) the amendments determined by the Agent (after consultation with the Banks) to be necessary to the above formula and/or date of calculation so as to (but only so as to) restore the position in terms of overall return to that which prevailed before such change occurred and (B) the date as from which the amended formula and/or date(s) of calculation are to apply. As from the date notified until any later date notified by the Agent under this paragraph 4, Associated Costs shall be calculated in accordance with the formula and/or on the date(s) of calculation so notified.

This Agreement has been entered into in London on the date stated at the beginning. Southern UK

SOUTHERN INVESTMENTS UK PUBLIC LIMITED COMPANY
800 Park Avenue
Aztec West
Almondsbury
Bristol

Fax No:        01454-617702

Attention:     The Company Secretary

with a copy to it at:-

99 Gresham Street
London EC2V 7NA

Fax No:        0171-711 3957

Attention:     Mark Ogle

By:            CHARLES W. WHITNEY


SWEB

SOUTH WESTERN ELECTRICITY plc
800 Park Avenue
Aztec West
Almondsbury
Bristol

Fax No:        01454-617702

Attention:     The Company Secretary

By:            CHARLES W. WHITNEY


The Arranger

J.P. MORGAN SECURITIES LTD.
60 Victoria Embankment
London EC4Y 0JP

By:       BERTHE LATREILLE

The Banks                          Revolving Commitment            Term
Commitment

MORGAN GUARANTY TRUST COMPANY    (pound)275,000,000         (pound)325,000,000
OF NEW YORK
60 Victoria Embankment
London EC4Y 0JP



Fax No:        0171-325 8253

Attention:     Barbara Ridpath

By:            BARBARA A. RIDPATH


The Agent

MORGAN GUARANTY TRUST COMPANY
OF NEW YORK
60 Victoria Embankment
London EC4Y 0JP

Fax No:        0171-325 8114

Attention:     Credit Operation - Roger Slade

By:            BARBARA A. RIDPATH